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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216251

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Class A common stock, $0.01 par value per share	$240,695,000	$29,172.24

(1)
Includes shares of Class A common stock subject to the underwriters' option to purchase additional shares of Class A common stock.

(2)
The registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Act, based on the proposed maximum aggregate offering price and Rule 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3 filed with the Securities and Exchange Commission on February 27, 2017 (File No. 333-216251), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

Prospectus Supplement
(To Prospectus dated February 27, 2017)

Ares Management Corporation

7,000,000 Shares of Class A common stock

        We are offering 7,000,000 shares of our Class A common stock in this offering.

        Our Class A common stock is listed on the New York Stock Exchange, or the "NYSE," under the symbol "ARES." The last reported sale price of our Class A common stock on the NYSE on September 17, 2019 was $30.70 per share.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-17.

	Per Share	Total

Public offering price	$29.90	$209,300,000

Underwriting discount(1)	$0.28	$1,960,000

Proceeds to us before expenses	$29.62	$207,340,000

(1)
We refer you to "Underwriting" beginning on page S-29 of this prospectus supplement for additional information regarding underwriting compensation.

        We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional 1,050,000 shares of Class A common stock on the same terms and conditions set forth above.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of Class A common stock to purchasers on or about September 20, 2019.

Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus supplement is September 18, 2019

        This prospectus supplement, the accompanying prospectus and the information incorporated or deemed incorporated herein have been prepared using a number of stylistic conventions, which you should consider when reading the information herein or therein. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus supplement to:

  •
  "ARCC Part I Fees" refers to a quarterly performance income on the investment income of Ares Capital Corporation (NASDAQ: ARCC) ("ARCC"). Such fees from ARCC are classified as management fees as they are paid quarterly, predictable and recurring in nature, are not subject to contingent repayment and are typically cash settled each quarter;

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  "ARCC Part II Fees" refers to fees, paid annually, based on ARCC's net capital gains;

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  "Ares Operating Group" refers to, collectively, Ares Holdings L.P. ("Ares Holdings"), Ares Offshore Holdings L.P. ("Ares Offshore") and Ares Investments L.P. ("Ares Investments");

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  "Ares Operating Group Unit" refers to, collectively, a partnership unit in each of the Ares Operating Group entities;

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  "assets under management" or "AUM" refer to the assets we manage. For our funds other than collateralized loan obligations ("CLOs"), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to

i

    restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM is equal to initial principal amounts adjusted for paydowns;

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  "available capital" is comprised of uncalled committed capital and undrawn amounts under credit facilities and may include AUM that may be canceled or not otherwise available to invest (also referred to as "dry powder");

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  "Consolidated Funds" refer collectively to certain Ares-affiliated funds, related co-investment entities and certain CLOs that are required under GAAP to be consolidated in our consolidated financial statements;

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  "CLOs" refers to "our funds" which are structured as collateralized loan obligations;

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  "Credit Facility" refers to the revolving credit facility of the Ares Operating Group;

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  "Co-Founders" refer to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

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  "fee paying AUM" or "FPAUM" refer to the AUM on which we directly earn management fees. Fee paying AUM is equal to the sum of all the individual fee bases of our funds that directly contribute to our management fees;

  •
  "fee related earnings" or "FRE", a non-GAAP measure, is used to assess core operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE differs from income before taxes computed in accordance with GAAP as it excludes performance income, performance related compensation, investment income from our Consolidated Funds and non-consolidated funds and certain other items that we believe are not indicative of our core operating performance. Beginning in 2018, placement fees are no longer excluded from FRE but are amortized to match the period over which management fees are recognized;

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  "Holdco Members" refer to Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal;

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  "management fees" refer to fees we earn for advisory services provided to our funds, which are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value, net investment income, total assets or par value of the investment portfolios managed by us and also include ARCC Part I Fees that are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment and generally cash-settled each quarter;

  •
  "our funds" refer to the funds, alternative asset companies, co-investment vehicles and other entities and accounts that are managed or co-managed by the Ares Operating Group, and which are structured to pay fees. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of ARCC, and a registered investment adviser;

  •
  "performance income" refer to fees we earn based on the performance of a fund, which are generally based on certain specific hurdle rates as defined in the fund's investment management or partnership agreements and may be either an incentive fee or carried interest;

  •
  "realized income" or "RI", a non-GAAP measure, is an operating metric used by management to evaluate performance of the business based on operating performance and the contribution of each of the business segments to that performance, while removing the fluctuations of unrealized income and expenses, which may or may not be eventually realized at the levels presented and whose realizations depend more on future outcomes than current business operations. RI differs from net income by excluding (a) income tax expense, (b) operating results of our Consolidated

ii

    Funds, (c) depreciation and amortization expense, (d) the effects of changes arising from corporate actions, (e) unrealized gains and losses related to performance income and investment performance and (f) certain other items that we believe are not indicative of our operating performance. Changes arising from corporate actions include equity-based compensation expenses, the amortization of intangible assets, transaction costs associated with mergers, acquisitions and capital transactions, underwriting costs and expenses incurred in connection with corporate reorganization. Beginning in 2018, placement fees are no longer excluded from RI but are amortized to match the period over which management fees are recognized. Prior to the introduction of RI, management used distributable earnings for this evaluation. Management believes RI is a more appropriate metric to evaluate the Company's current business operations;

  •
  "SEC" refers to the Securities and Exchange Commission;

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  "Series A Preferred Stock" refers to the preferred stock, $0.01 par value per share, of Ares Management Corporation designated as 7.00% Series A Preferred Stock; and

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  "shareholders" refer to the holders of any shares of stock in Ares Management Corporation, whether common or preferred.

        In this prospectus supplement, the term "GAAP" refers to accounting principles generally accepted in the United States of America. Unless the context suggests otherwise, references in this prospectus supplement, or incorporated by reference herein, to "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding company structure on May 1, 2014 in connection with our initial public offering.

        Certain of the terms used in this prospectus supplement, including AUM, FPAUM, FRE and RI, may not be comparable to similarly titled measures used by other companies. In addition, our definition of AUM and FPAUM is not based on any definition of AUM or FPAUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM or FPAUM set forth in other agreements to which we are a party from time to time. Amounts and percentages throughout this prospectus supplement may reflect rounding adjustments and consequently totals may not appear to sum.

        We disclose certain financial measures in this prospectus supplement that are calculated and presented using methodologies other than in accordance with GAAP. We believe that providing these performance measures on a supplemental basis to our GAAP results is helpful to shareholders in assessing the overall performance of Ares' businesses. These financial measures should not be considered as a substitute for similar financial measures calculated in accordance with GAAP, if available. We caution readers that these non-GAAP financial measures may differ from the calculations of other investment managers, and as a result, may not be comparable to similar measures presented by other investment managers. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, where applicable, can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 which are incorporated by reference herein.

iii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement if a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

        We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement may be used only where it is legal to sell the Class A common stock offered hereby. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated or deemed incorporated herein by reference is accurate only as of the date on the front cover of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the Class A common stock,, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the "Risk Factors" section of this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2018 (our "Annual Report") to determine whether an investment in the Class A common stock is appropriate for you.

 OVERVIEW

        Ares is a leading global alternative asset manager with approximately $142.1 billion of assets under management and over 1,000 employees in over 20 offices across the United States, Europe, Asia and Australia. We offer our investors a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes approximately 930 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds.

        Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns through market cycles. We believe each of our three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. We believe we create value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases.

        Effective November 26, 2018, we completed our state law conversion from a Delaware limited partnership to a Delaware corporation (the "Conversion"), in connection with which, among other things, each common share representing limited partner interests in Ares Management, L.P. outstanding immediately prior to the Conversion converted into one issued and outstanding, fully paid and nonassessable share of Class A common stock, $0.01 par value per share, of Ares Management Corporation. As a result of the Conversion, except as otherwise expressly provided in our Certificate of Incorporation, our common stockholders are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the Delaware General Corporate Law (the "DGCL"), including the election of our board of directors.

        As shown in the chart below, over the past five and ten years, our assets under management have achieved a compound annual growth rate ("CAGR") of 12% and 18%, respectively. Our AUM has grown to approximately $142.1 billion as of June 30, 2019 from approximately $34.0 billion a decade earlier.

        We have an established track record of delivering strong risk-adjusted returns through market cycles. We believe our consistent and strong performance in a broad range of alternative assets has been shaped by several distinguishing features of our platform:

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  Robust Sourcing Model:  our investment professionals' local market presence and ability to effectively cross-source for other investment groups generates a robust pipeline of high-quality investment opportunities across our platform.

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  Comprehensive Multi-Asset Class Expertise and Flexible Capital:  our proficiency at evaluating every level of the capital structure, from senior debt to common equity, across companies, structured assets, power and energy assets, and real estate projects enables us to effectively assess relative value. This proficiency is complemented by our flexibility in deploying capital in a range of structures and different market environments to maximize risk-adjusted returns.

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  Differentiated Market Intelligence:  our proprietary research on approximately 55 industries and insights from a broad, global investment portfolio enable us to more effectively diligence and structure our products and investments.

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  Consistent Investment Approach:  we believe our rigorous, credit-oriented investment approach across each of our investment groups is a key contributor to our strong investment performance and ability to expand our product offering.

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  Talented and Committed Professionals:  we attract, develop and retain highly accomplished investment professionals who not only demonstrate deep and broad investment expertise but also have a strong sense of commitment to our firm.

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  Collaborative Culture:  we share ideas, relationships and information across our investment groups, which enables us to more effectively source, evaluate and manage investments.

        We have received numerous awards for 2018 from various industry publications, including: Global Fundraising of the Year, BDC of the Year, Americas, Lender of the Year, Europe and Fundraising of the Year, Europe from Private Debt Investor; and Lender of the Year in Europe from Private Equity International.

Investment Groups

        Each of our investment groups employs a disciplined, credit-oriented investment philosophy and is managed by a seasoned leadership team of senior professionals with extensive experience investing in, advising, underwriting and restructuring companies, power and energy assets, and real estate properties.

Credit Group

        Our Credit Group is a leading manager of credit strategies across the non-investment grade credit universe, with approximately $105.5 billion of AUM and approximately 170 funds as of June 30, 2019. The Credit Group provides solutions for investors seeking to access a range of credit assets, including syndicated loans, high yield bonds, alternative credit products and direct lending markets and capitalizes on opportunities across traded and non-traded corporate, consumer and real estate debt across the U.S. and European markets. It additionally provides investors access to directly originated fixed and floating rate credit assets and the ability to capitalize on illiquidity premiums across the credit spectrum.

        The Credit Group offers the following credit strategies across the liquid and illiquid spectrum:

        Syndicated Loans:    Our syndicated loans strategy delivers a diversified portfolio of liquid, traded non-investment grade secured loans to corporate issuers. We focus on evaluating individual credit opportunities related primarily to non-investment grade senior secured loans and primarily target first lien secured debt, with a secondary focus on second lien loans, mezzanine loans, high yield bonds and unsecured loans.

        High Yield Bonds:    Our high yield bonds strategy employs a value-driven philosophy, utilizing fundamental research to identify non-investment grade corporate issuers. We primarily seek a diversified portfolio of liquid, traded non-investment grade corporate bonds. This incorporates secured, unsecured and subordinated debt instruments of issuers in both North America and Europe.

        Credit Opportunities:    Our credit opportunities strategy has an event-oriented credit mandate that seeks to generate attractive risk-adjusted returns across market cycles by capitalizing on market inefficiencies and relative value opportunities in the non-investment grade corporate credit market. We principally invest or take short positions in U.S. and European debt securities across the capital structure, including opportunistic liquid credit, and structured products. Our "all weather" strategy seeks to dynamically manage duration, which is critical to realizing attractive performance during various interest rate environments.

        Alternative Credit:    Our alternative credit strategy seeks investment opportunities that fall outside of traditional, well-defined markets such as corporate debt, real estate and private equity. We seek investments that include certain structural features designed to protect value and minimize loss such as asset security, seniority, covenants, and cash flow prioritization. These investments include asset-backed securities, specialty assets, real assets, and structured credit.

        Direct Lending:    Our direct lending strategy is one of the largest self-originating direct lenders to the U.S. and European markets, with approximately $71.3 billion of assets under management across approximately 82 funds or investment vehicles as of June 30, 2019. Our direct lending strategy has a multi-channel origination strategy designed to address a broad set of investment opportunities in the middle market. We focus on being the lead or sole lender to our portfolio companies, which we believe allows us to exert greater influence over deal terms, capital structure, documentation, fees and pricing, while at the same time securing our position as a preferred source of financing for our transaction partners. The group maintains a flexible investment strategy, with the capability to invest in revolving credit facilities, first and second lien senior loans, mezzanine debt and non-control equity co-investments in middle market companies and power generation projects. We manage various types of funds within our U.S. and European direct lending teams that include commingled funds, separately managed accounts for large institutional investors seeking tailored investment solutions and joint venture lending programs.

        U.S. Direct Lending:    Our U.S. team is comprised of approximately 135 investment professionals in five offices. Our team maintains an active dialogue with more than 500 financial sponsors and provides a wide range of financing solutions to middle-market companies that typically range from $10.0 to $150.0 million in earnings before interest, tax, depreciation and amortization ("EBITDA"). As of June 30, 2019, our U.S. direct lending team and its affiliates advised 54 funds totaling, in aggregate, approximately $46.3 billion in AUM. Our U.S. direct lending team manages corporate lending activities primarily through our inaugural vehicle and publicly traded business development company, ARCC, as well as private commingled funds and separately managed accounts.

        Primary areas of focus for our U.S. Direct Lending teams include:

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  Ares Capital Corporation:  ARCC is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. As of June 30, 2019, ARCC was the largest business development company by both total assets and market capitalization.

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  U.S. Commingled Funds and Separate Accounts:  Outside of ARCC and its controlled affiliates, the U.S. direct lending strategy also generates fees from other funds, including Ares Private Credit Solutions, which makes junior debt investments in upper middle-market companies, Ares Senior Direct Lending Fund, which directly originates loans to quality North American middle market companies through a variety of vehicles, Ares Commercial Finance, which makes asset-

    based and cash flow loans to middle-market and specialty finance companies, and separately managed accounts for large institutional investors. AUM from U.S. commingled funds and separate accounts totaled $21.8 billion as of June 30, 2019.

        E.U. Direct Lending:    Our European team is comprised of approximately 50 investment professionals in six offices. Our team covers over 200 financial sponsors and is one of the most significant participants in the European middle-market. We provide a wide range of financing opportunities to middle-market companies that typically range from €10.0 to € 100.0 million in EBITDA. As of June 30, 2019, our E.U. direct lending team advised 28 commingled funds and managed accounts, totaling, in aggregate, approximately $25.0 billion in AUM.

        The following charts present the Credit Group's AUM, FPAUM and number of funds as of June 30, 2019 ($ in billions):

Private Equity Group

        Our Private Equity Group has achieved compelling investment returns for a loyal and growing group of high profile limited partners and, as of June 30, 2019 had approximately $24.7 billion of AUM across 23 active funds. Our Private Equity Group broadly categorizes its investment activities into four strategies: Corporate Private Equity, Infrastructure and Power, Special Opportunities and Energy Opportunities. Our private equity professionals have a demonstrated ability to deploy flexible capital, which allows them to stay both active and disciplined in various market environments. The group's activities are managed by three dedicated investment teams in North America, Europe and China. The group manages flagship funds focused primarily on North America and, to a lesser extent, Europe, special opportunities funds, infrastructure and power funds and growth funds in China.

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  Corporate Private Equity:  Certain of our senior private equity professionals have been working together since 1990 and raised our first corporate private equity fund in 2003. Our team has grown to approximately 65 investment professionals based in Los Angeles, London, Chicago and Shanghai. In the U.S. and London, we pursue four principal transaction types: prudently leveraged control buyouts, growth equity, rescue/deleveraging capital and distressed buyouts/discounted debt accumulation. This flexible capital approach, together with the broad resources of the Ares platform, widens our universe of potential investment opportunities and allows us to remain active in different markets and be highly selective in making investments across various market environments.

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  Infrastructure and Power:  Our infrastructure and power strategy team of approximately 20 investment professionals targets assets across the U.S. power generation, transmission, midstream sectors, climate infrastructure and renewables sectors, which seek attractive risk-adjusted equity returns with current cash flow and capital appreciation. We believe there are significant investment opportunities for us in these sectors as the United States replaces its aging infrastructure and builds new assets to meet capacity needs over the coming decades.

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  Special Opportunities:  Our special opportunities strategy team of approximately 10 investment professionals employs a flexible capital strategy to target non-control positions across a broad spectrum of stressed, distressed and opportunistic situation. We target businesses undergoing stress or transformational change that we believe present asymmetric risk/reward opportunities that offer strong downside protection and the potential for significant upside participation. We employ our deep credit expertise, proprietary research and robust sourcing model to capitalize on current market trends. This opportunistic approach allows us to invest in both private and public transaction types across a broad range of industries, asset classes and geographies.

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  Energy Opportunities:  Our energy opportunities strategy targets opportunities in the energy industry where its flexible capital can provide attractive risk-adjusted returns while mitigating commodity risk. We seek to enhance downside protection by utilizing (i) conservative capital structures and robust hedging programs to mitigate commodity price risk in traditional investments and (ii) senior capital to mitigate risk in structured investments. This approach enables us to capitalize on opportunities arising from the structural changes occurring in the energy market, which requires an increasing need for flexible capital to fund production and infrastructure growth. Our first energy opportunities fund, which launched in the fourth quarter of 2018, generated management fees of $2.6 million and $5.2 million for the three and six months ended June 30, 2019.

        The following charts present the Private Equity Group's AUM, FPAUM and number of funds as of June 30, 2019 ($ in billions):

Real Estate Group

        Our Real Estate Group manages comprehensive equity and debt strategies, with approximately $11.9 billion of assets under management and 45 active funds as of June 30, 2019, representing an increase from approximately $2 billion of AUM and 8 funds as of December 31, 2012. With our experienced team, along with our expansive network of relationships, our Real Estate Group capitalizes on opportunities across both real estate equity and debt investing. Our equity investments focus on implementing hands-on value creation initiatives to mismanaged and capital-starved assets, as well as new development, ultimately selling stabilized assets back into the market. Our debt strategies leverage the Real Estate Group's diverse sources of capital to directly originate and manage commercial mortgage investments on properties that range from stabilized to requiring hands-on value creation. The Real Estate Group has achieved significant scale in a short period of time through various acquisitions and successful fundraising efforts. Today, the group provides investors access to its capabilities through several vehicles: U.S. and European real estate equity commingled funds, real estate equity and real estate debt separately managed accounts and a publicly traded commercial mortgage REIT, Ares Commercial Real Estate Corporation (NASDAQ: ACRE) ("ACRE"). The group's activities are managed by dedicated equity and debt teams in the U.S. and Europe.

        Real Estate Equity:    Our real estate equity team, with approximately 50 investment professionals across six offices, has extensive private equity experience in the United States and Europe. Our team primarily invests in new developments and the repositioning of assets, with a focus on control or majority-control investments primarily in the United States and Western Europe. As of June 30, 2019, our Real Estate equity team advised 40 investment vehicles totaling, in aggregate, approximately $7.7 billion in AUM.

        Primary areas of focus for our Real Estate Group equity teams include:

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  Real Estate Equity Value-Add Strategy:  Our U.S. and European value-add funds focus on under-managed and under-funded assets, seeking to create value by buying assets at attractive valuations as well as through active asset management of income-producing properties, including multifamily, retail, office, hotel and industrial properties across the United States and Western Europe.

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  Real Estate Equity Opportunistic Strategy:  Our U.S. and European opportunistic real estate funds capitalize on increased investor demand for developed and stabilized assets by focusing on manufacturing core assets through development, redevelopment and fixing distressed capital structures across all major property types including multifamily, hotel, office, retail and industrial properties across the United States and Europe.

        Real Estate Debt:    Our real estate debt team of approximately 25 professionals directly originates and invests in a wide range of self-originated financing opportunities for middle-market owners and operators of U.S. commercial real estate. As of June 30, 2019, our real estate debt team advised five investment vehicles totaling, in the aggregate, approximately $4.2 billion in AUM. In addition to managing private funds, our real estate debt team deploys capital through ACRE, primarily focused on directly originating, managing and servicing a diversified portfolio of commercial real estate debt-related investments.

        The following table presents the Real Estate Group's AUM, FPAUM and number of funds as of June 30, 2019 by investment strategy ($ in billions):

Integrated Investment Platform

        We operate our increasingly diversified and global firm as an integrated investment platform with a collaborative culture that emphasizes sharing of knowledge and expertise. We believe the exchange of information enhances our ability to analyze investments, deploy capital and improve the performance of our funds and portfolio companies. Through collaboration, we drive value by leveraging our capital markets relationships and access to deal flow. The management of our operating businesses is currently overseen by our Executive Management Committee which meets weekly to discuss strategy and operational matters. In addition, we have a Management Committee comprised of senior leadership from our investment, investor relations, marketing and business operations teams, which meets periodically to discuss investment and operating performance, fundraising and market conditions. Within this framework, we have established deep and sophisticated independent research capabilities in approximately 55 industries and insights from active investments in approximately 1,710 companies, 552 alternative credit investments and over 180 properties. Further, our extensive network of investment professionals includes local and geographically positioned individuals with the knowledge, experience and relationships that enable them to identify and take advantage of a wide range of investment opportunities. These professionals are supported by a highly sophisticated business operations team. We believe these broad and deep interdependencies and our operational infrastructure provide us with a scalable foundation to expand our product offerings, geographic scope and profitability.

Breadth, Depth and Tenure of our Senior Management

        Ares was built upon the fundamental principle that each of our distinct but complementary investment groups benefits from being part of our broader platform. We believe that our strong performance, consistent growth and high talent retention through economic cycles is due largely to the effective application of this principle across our broad organization of approximately 1,100 employees. We do not have a centralized investment committee and instead our investment committees are structured with overlapping membership from different investment groups to ensure consistency of approach and shared investment experience. Each of our investment groups is led by its own deep leadership team of highly accomplished investment professionals, who average over 24 years of experience managing investments in, advising, underwriting and restructuring companies. While primarily focused on managing strategies within their own investment group, these senior professionals are integrated within our platform through economic, cultural and structural measures. Our senior professionals have the opportunity to participate in the incentive programs of multiple investment groups to reward collaboration across our investment activities. This collaboration takes place on a daily basis and is formally promoted through sophisticated internal systems and widely attended weekly or monthly meetings.

Organizational Structure

        The simplified diagram below (which omits certain intermediate holding companies) depicts our legal organizational structure. Ownership information in the diagram below is presented as of June 30, 2019 prior to giving effect to this offering. All entities are organized in the state of Delaware except Ares Offshore Holdings L.P., which is organized in the Cayman Islands. Ares Management Corporation is a holding company and through subsidiaries is the general partner of each of the Ares Operating Group entities, and operates and controls the business and affairs of the Ares Operating Group. Ares Management Corporation consolidates the financial results of the Ares Operating Group entities, their consolidated subsidiaries and certain consolidated funds. Assuming the sale of all of the shares of our Class A common stock subject to this offering (and assuming the underwriters do not exercise its option to purchase additional shares), the public and Ares Owners Holding L.P. would own 70.40% and 29.60%, respectively, of the outstanding shares of our Class A common stock as of June 30, 2019.

(1)
Except as otherwise expressly provided in our Certificate of Incorporation, the holders of shares of our common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the DGCL, including the election of our board of directors. Holders of shares of our Class A common stock are entitled to one vote per share of Class A common stock. On any date on which the Ares Ownership Condition (as defined below) is satisfied, holders of shares of our Class B common stock are, in the aggregate, entitled to a number of votes equal to (x) four times the aggregate number of votes attributable to the shares of our Class A common stock minus (y) the aggregate number of votes attributable to the shares of our Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of shares of our Class B common stock are not entitled to vote on any matter submitted to a vote of the stockholders of the Company. The holder of shares of our Class C common stock is generally entitled to a number of votes equal to the number of Ares Operating Group Units (as defined below) held of record by each limited partner of the Ares Operating Group (other than the Company and its subsidiaries). Ares Management GP LLC is the sole holder of shares of our Class B common stock and Ares Voting LLC is the sole holder of shares of our Class C common stock. Our Class B common stock and our Class C common stock are non-economic and holders thereof are not entitled to (i) dividends from us or (ii) receive any of our assets in the event of any dissolution, liquidation or winding up. Ares Management GP LLC and Ares Voting LLC are both wholly-owned by Ares Partners Holdco LLC. As a result, we are a "controlled company" within the meaning of the corporate governance standards of the NYSE and we qualify for exceptions from certain corporate governance rules of the NYSE.

(2)
Except as provided in the Certificate of Incorporation and our Bylaws and under the DGCL and the rules of the NYSE, shares of our Series A Preferred Stock are generally non-voting.

(3)
Assuming the full exchange of Ares Operating Group Units for shares of our Class A common stock, as of June 30, 2019, Ares Management Corporation would hold 100% of the Ares Operating Group, and Ares Owners Holdings L.P. and the public would hold 66.25% and 33.75%, respectively, of Ares Management Corporation.

        Ares Management Corporation completed its conversion from a Delaware limited partnership to a Delaware corporation effective on November 26, 2018. We were formed as a Delaware limited partnership on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201- 4100.

 The Offering

        This summary is not a complete description of the Class A common stock. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Class A common stock, see the section entitled "Description of Capital Stock" in this prospectus supplement. Unless otherwise indicated, all shares information in this prospectus supplement is based on the number of Class A common stock outstanding as of September 16, 2019 and excludes information on Class A common stock reserved for issuance.

        In this portion of the summary, the terms "we," "us" and "our" refer only to Ares Management Corporation and not to any of our subsidiaries.

Class A common stock Offered hereby	7,000,000 shares of Class A common stock.
Option to Purchase Additional Shares

We have granted the underwriters an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional 1,050,000 shares of Class A common stock at the price to the public less the underwriting discount.

Class A common stock Outstanding Before this Offering	107,606,822 shares of Class A common stock
Cash Dividend Policy

We have adopted a dividend policy to provide a steady quarterly dividend for each calendar year that will be based on our after-tax fee related earnings. In 2019, we intend to pay a $0.32 dividend per share of our Class A common stock per quarter. Our fixed dividend will be reassessed each year based upon the level and growth of our after-tax fee related earnings. The declaration, payment and determination of the amount of quarterly dividends, if any, will be at the sole discretion of our board of directors, which may change our dividend policy at any time.

Exchange Agreement

Pursuant to the Exchange Agreement, as amended (as defined below), with the holders of Ares Operating Group Units, such holders may up to four times each year (subject to any applicable transfer restrictions and the terms of the exchange agreement) exchange their Ares Operating Group Units for our Class A common stock on a one-for-one basis or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the three Ares Operating Group entities to effect an exchange for a share of our Class A common stock. Ares Management Corporation holds through subsidiaries a number of Ares Operating Group Units equal to the number of Class A common stock that Ares Management Corporation has issued. See "Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement" appearing in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Tax Receivable Agreement

Future exchanges of Ares Operating Group Units may result in increases to the tax basis of the assets of the Ares Operating Group entities at the time of an exchange of Ares Operating Group Units. These exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of the relevant Ares Operating Group entity that may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. Pursuant to a tax receivable agreement with certain existing direct and indirect holders of Ares Operating Group Units, we will to pay such holders or entities that will hold such Ares Operating Group Units on their behalf (the "TRA Recipients") 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that we actually realize as a result of these increases in tax basis and certain other tax benefits related to our entering into tax receivable agreement. The reduction in the statutory corporate tax rate from 35% to 21% under the newly enacted tax law in 2017 would generally reduce the amount of cash tax savings and thus reduce the amount of the payments to the TRA Recipients. On the other hand, due to our election to be treated as a corporation for U.S. federal income tax purposes and subsequent conversion to a U.S. corporation under Delaware state law, a greater percentage of our income will be subject to corporate taxation and thus generally increase the amount payable under the tax receivable agreement. The TRA Recipients include, among others, our Holdco Members and other executive officers. See "Certain Relationships and Related Transactions, and Director Independence—Tax Receivable Agreement" appearing in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Investor Rights Agreement

We have entered into an investor rights agreement that grants Ares Owners Holdings L.P., and certain other persons the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act Class A common stock delivered in exchange for Ares Operating Group Units or Class A common stock of Ares Management Corporation otherwise held by them. See "Certain Relationships and Related Transactions, and Director Independence—Investor Rights Agreement" appearing in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, we may be required to make available shelf registration statements permitting sales of our Class A common stock into the market from time to time over an extended period. Lastly, the parties to the Investor Rights Agreement have the ability to exercise certain piggyback registration rights in respect of shares of our Class A common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share of Class A common stock. On any date on which the Ares Ownership Condition is satisfied, holders of our Class B common stock are, in the aggregate, entitled to a number of votes equal to (x) four times the aggregate number of votes attributable to our Class A common stock minus (y) the aggregate number of votes attributable to our Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of our stockholders. The holder of our Class C common stock is generally entitled to a number of votes equal to the number of Ares Operating Group Units held of record by each Ares Operating Group limited partner other than the Company and its subsidiaries. Except as provided in the Certificate of Incorporation and the Bylaws and under the DCGL, shares of Series A Preferred Stock are generally non-voting. The "Ares Ownership Condition" is a determination of our Board on or about January 31 of each year as to whether the total voting power held collectively by (i) holders of our Class C common stock (currently only Ares Voting LLC), (ii) then-current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. ("Ares Owners"), without duplication, is at least 10% of the collective voting power of our outstanding Class A common stock and our Class C common stock, voting together as a single class. For purposes of determining whether the Ares Ownership Condition is satisfied, the Board will treat as outstanding, and as held by the foregoing persons, all shares of common stock deliverable to such persons pursuant to equity awards granted to such persons. See "Description of Capital Stock—Common Stock—Voting Rights" in this prospectus supplement.

Use of Proceeds

The net proceeds from our issuance and sale of Class A common stock are expected to be approximately $206,740,000 (or approximately $237,841,000 if the underwriters exercise in full its option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses. We intend to use all of the net proceeds from our issuance and sale of Class A common stock for general corporate purposes, including repayment of debt and strategic growth initiatives. We will bear certain expenses of this offering, which we estimate will be approximately $600,000. See "Use of Proceeds" in this prospectus supplement.

NYSE Trading Symbol	"ARES."
Risk Factors	See "Risk Factors" in this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

        The number of shares of Class A common stock outstanding before this offering and the other information based thereon in this prospectus supplement, except where otherwise disclosed, excludes:

  •
  116,707,849 Class A common stock issuable upon exchange by holders of Ares Operating Group Units; and

  •
  interests that may be granted under the Ares Management Corporation 2014 Equity Incentive Plan, as amended and restated on March 1, 2018 and as further amended and restated effective November 26, 2018 (the "2014 Equity Incentive Plan"), consisting of:

  •
  17,785,994 restricted units to be settled in shares of Class A common stock;

  •
  13,923,102 shares of Class A common stock issuable upon exercise of options granted to our professionals; and

  •
  29,435,511 additional shares of Class A common stock available for future grant under our 2014 Equity Incentive Plan, which amount is subject to automatic annual increases.

RISK FACTORS

        Investing in the Class A common stock covered by this prospectus supplement and the accompanying prospectus involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019 and incorporated by reference in this prospectus supplement and the accompanying prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties discussed in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our Class A common stock. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our Class A common stock could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated or deemed incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019 and incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors, as such factors may be updated from time to time, and other cautionary statements that are included in this prospectus and in our other periodic filings, which are accessible on the SEC's website at www.sec.gov. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 USE OF PROCEEDS

        The net proceeds from our issuance and sale of Class A common stock are expected to be approximately $206,740,000 (or approximately $237,841,000 if the underwriters exercise in full its option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses. We intend to use all of the net proceeds from our issuance and sale of Class A common stock for general corporate purposes, including repayment of debt and strategic growth initiatives.

        We will bear certain expenses of this offering, which we estimate will be approximately $600,000.

 DESCRIPTION OF CAPITAL STOCK

        The following description summarizes the most important terms of our capital stock, including our Class A common stock, to which this prospectus supplement relates. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, copies of which have been previously filed by us with the SEC and incorporated by reference in this prospectus supplement.

        Our authorized capital stock consists of 3,000,000,000 shares, all with a par value of $0.01 per share, of which:

  •
  1,500,000,000 are designated as Class A common stock;

  •
  1,000 are designated as Class B common stock;

  •
  499,999,000 are designated as Class C common stock; and

  •
  1,000,000,000 are designated as preferred stock, of which 12,400,000 shares are designated as Series A Preferred Stock.

        We had outstanding as of September 16, 2019:

  •
  107,606,822 shares of Class A common stock;

  •
  1,000 shares of Class B common stock;

  •
  1 share of Class C common stock;

  •
  12,400,000 shares of Series A Preferred Stock; and

  •
  31,709,096 shares of Class A common stock are issuable upon the exercise of outstanding equity awards.

Common Stock

  Corporate Conversion

        Our common stock consists of Class A common stock, Class B common stock and Class C common stock. At 12:01 am EST on November 26, 2018 (the "Effective Time") and pursuant to a plan of conversion, (i) each common share representing limited partner interests in Ares Management, L.P. outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class A common stock, (ii) each general partner share of Ares Management, L.P. outstanding immediately prior to the Effective Time converted into 1,000 issued and outstanding, fully paid and nonassessable shares of Class B common stock, and (iii) each special voting share of Ares Management, L.P. outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class C common stock. Except with respect to voting rights, our Certificate of Incorporation and our Bylaws provide our stockholders following the Conversion with substantially the same rights and obligations of limited partners pursuant to the limited partnership agreement of Ares Management, L.P. immediately prior to the Conversion.

  Economic Rights

        Dividends.    Subject to preferences that apply to shares of Series A Preferred Stock and any other shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. The holders of our Class B common stock and Class C common stock do not have any rights to receive dividends.

        Liquidation.    If we become subject to an event giving rise to our dissolution, liquidation or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and any participating preferred stock outstanding at that time ranking on a parity with our Class A common stock with respect to such distribution, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of our Series A Preferred Stock and any other outstanding shares of preferred stock. The holders of our Class B common stock and Class C common stock do not have any rights to receive distributions upon our dissolution, liquidation or winding up.

  Voting Rights

        Except as expressly provided in our Certificate of Incorporation, the holders of our common stock will be entitled to vote on all matters on which stockholders of a corporation are entitled to vote under the DGCL, including the election of our board of directors.

        Holders of our Class A common stock are entitled to one vote per share of Class A common stock.

        On January 31 of each year, our board of directors will determine whether the Ares Ownership Condition is satisfied. For purposes of determining whether the Ares Ownership Condition is satisfied, our board of directors will treat as outstanding, and as held by the foregoing persons, all shares of common stock deliverable to such persons pursuant to equity awards granted to such persons. On any date on which the Ares Ownership Condition is satisfied, holders of our Class B common stock are entitled to a number of votes, in the aggregate, equal to (x) four times the aggregate number of votes attributable to the Class A common stock minus (y) the aggregate number of votes attributable to the Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of our Class B common stock will not be entitled to vote on any matter submitted to a vote of our stockholders.

        Ares Voting LLC, the initial holder of our Class C common stock upon our conversion from a Delaware limited partnership, is generally entitled to a number of votes equal to the number of Ares Operating Group Units held of record by each limited partner of the Ares Operating Group Partnerships (as defined below) (other than us and our subsidiaries). If in the future other persons are admitted to the Ares Operating Group as limited partners and are issued shares of our Class C common stock, such other holders of our Class C common stock will be entitled, in the aggregate, to a number of votes equal to the number of Ares Operating Group Units held of record by such holder of Class C common stock. If the ratio at which Ares Operating Group Units are exchangeable for shares of our Class A common stock changes from a one-for-one basis, the number of votes to which the holders of the Class C common stock are entitled will be adjusted accordingly.

        Except as provided in our Certificate of Incorporation and Bylaws and under the DGCL and the rules of the NYSE, shares of our Series A Preferred Stock are generally non-voting, substantially consistent with the existing shares of Series A Preferred Stock.

        Our Certificate of Incorporation provides that the number of authorized shares of any class of stock, including our Class A common stock, may be increased or decreased (but not below the number of shares of such class then outstanding) with the approval of a majority of the voting power of our outstanding capital stock entitled to vote thereon. However, given the disparity in the voting power of our classes of common stock, on any date on which the Ares Ownership Condition is satisfied, holders of our Class B common stock will control any such vote and are effectively able to approve an increase or decrease in the number of authorized shares of any other class of common stock without a separate vote of the holders of the applicable class of common stock. This could allow holders of our Class B common stock to increase and issue additional shares of Class A common stock and/or Class C common stock beyond what is currently authorized in our Certificate of Incorporation without the consent of the holders of the applicable class of common stock. Additional classes of common stock having special voting rights could also be issued.

  No Preemptive or Similar Rights

        Our Class A common stock, Class B common stock and Class C common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions.

  Exchange

        Three of our indirect subsidiaries, Ares Holdings L.P., Ares Offshore Holdings L.P. and Ares Investments L.P. (collectively, the "Ares Operating Group Partnerships") have issued units representing limited partnership interests (a partnership unit in each of the Ares Operating Group Partnerships, collectively, an "Ares Operating Group Unit") that are exchangeable for our Class A common stock pursuant to the Fourth Amended and Restated Exchange Agreement among us and the other parties thereto (the "Exchange Agreement"), on a one-for-one basis, subject to customary adjustments for splits, unit dividends and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. When Ares Operating Group Units are exchanged for shares of Class A common stock, the number of votes to which the shares of our Class C common stock are entitled shall automatically be reduced by the number of Ares Operating Group Units so exchanged. However, so long as the Ares Ownership Condition is satisfied, the issuance of Class A common stock would increase the number of votes to which holders of Class B common stock are entitled.

  Limited Call Right

        If at any time:

            (i)  less than 10% of the then issued and outstanding shares of any class (other than Class B common stock, Class C common stock and preferred stock) are held by persons other than the Holdco Members or their respective affiliates; or

           (ii)  we are subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended,

we will have the right, which we may assign in whole or in part to any record holder of Class B common stock or any of its affiliates, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons.

        As a result of our right to purchase outstanding shares of common stock, a stockholder may have their shares purchased at an undesirable time or price.

Preferred Stock

        Our board of directors is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders (except as may be required by the terms of any preferred stock then outstanding). Our board of directors may also increase (but not above the total number of shares of preferred stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of that series then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. The powers, preferences and rights of each series of preferred stock, and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the proportion of voting power held by, or other relative rights of, the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of the Class A common stock or the proportion of voting power held by, or other relative rights of, the holders of the Class A common stock.

        As of September 16, 2019, our Certificate of Incorporation has designated one series of preferred stock, Series A Preferred Stock, which is outstanding.

  Series A Preferred Stock

        In June 2016, Ares Management, L.P. issued 12,400,000 7.00% Series A Preferred Shares ("Series A Preferred Shares"). In connection with the Conversion, each Series A Preferred Share outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Series A Preferred Stock. Our Certificate of Incorporation provides holders of the Series A Preferred Stock following the Conversion with substantially the same rights and obligations that holders of the Series A Preferred Shares had in the limited partnership agreement of Ares Management, L.P.

        Economic rights.    Dividends on the Series A Preferred Stock are payable when, as and if declared by our board of directors out of funds legally available, at a rate per annum equal to 7.00% of the $25.00 liquidation preference per share. Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, when, as and if declared our board of directors.

        Dividends on the Series A Preferred Stock are non-cumulative.

        Ranking.    Shares of the Series A Preferred Stock rank senior to our common stock and equally with any of our other equity securities, including any other preferred stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series A Preferred Stock with respect to the payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up ("Series A Parity Stock"). Holders of the Series A Preferred Stock do not have preemptive or subscription rights.

        Shares of the Series A Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred stock, that we may issue in the future, whose terms provide that such securities will rank senior to the Series A Preferred Stock with respect to the payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, "Series A Senior Stock"). We currently have no Series A Senior Stock outstanding. While any shares of Series A Preferred Stock are outstanding, we may not authorize or create any class or series of Series A Senior Stock without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock and all other series of Series A Voting Preferred Stock (as defined below), acting as a single class. See "—Voting rights" below for a discussion of the voting rights applicable if we seek to create any class or series of Series A Senior Stock.

        Maturity.    The Series A Preferred Stock does not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Stock.

        Optional redemption.    We may not redeem the Series A Preferred Stock prior to June 30, 2021 except as provided below under "—Change of control redemption." At any time or from time to time on or after June 30, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at a price of $25.00 per share of Series A Preferred Stock plus declared and unpaid dividends, if any, to, but excluding, the redemption date.

        Holders of the Series A Preferred Stock will have no right to require the redemption of the Series A Preferred Stock.

        Change of control redemption.    If a change of control event occurs prior to June 30, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole but not in part, at a price of $25.25 per share of Series A Preferred Stock, plus declared and unpaid dividends to, but excluding, the redemption date.

        If we do not give a redemption notice within the time periods specified in our Certificate of Incorporation following a change of control event (whether before, on or after June 30, 2021), the dividend rate per annum on the Series A Preferred Stock will increase by 5.00%.

        A change of control event would occur if a change of control is accompanied by the lowering of the rating on certain series of our senior notes that are guaranteed by us and the Ares Operating Group Partnerships (or, if no such series of our senior notes are outstanding, our long-term issuer rating) in respect of such change of control and any series of such senior notes or our long-term issuer rating, as applicable, is rated below investment grade.

        The change of control redemption feature of the Series A Preferred Stock may, in certain circumstances, make more difficult or discourage a sale or takeover of us or an Ares Operating Group Partnership and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.

        Voting rights.    Except as indicated below, the holders of the Series A Preferred Stock will have no voting rights.

        If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any series of Series A Parity Stock have not been declared and paid, the number of directors on our board of directors will be automatically increased by two and the holders of the Series A Preferred Stock, voting together as a single class with the holders of any series of Series A Parity Stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the "Series A Voting Preferred Stock"), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Stock and such Series A Voting Preferred Stock. These voting rights will continue until four consecutive quarterly dividends have been declared and paid on the Series A Preferred Stock or such series of Series A Parity Stock.

        The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock and all series of Series A Voting Preferred Stock, acting as a single class, either at a meeting of stockholders or by written consent, is required in order:

            (i)  to amend, alter or repeal any provision of our Certificate of Incorporation relating to the Series A Preferred Stock or series of Series A Voting Preferred Stock so as to materially and adversely affect (whether by merger, consolidation or otherwise) the voting powers, rights or preferences of the holders of the Series A Preferred Stock or series of Series A Voting Preferred Stock, or

           (ii)  to authorize, create or increase the authorized amount of, any class or series of preferred stock having rights senior to the Series A Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series A Voting Preferred Stock (including the Series A Preferred Stock for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series A Voting Preferred Stock (including the Series A Preferred Stock for this purpose) as a class.

        However, we may create additional series or classes of Series A Parity Stock and any equity securities that rank junior to our Series A Preferred Stock and issue additional series of such stock without the consent of any holder of the Series A Preferred Stock.

        In addition, if at any time any person or group (other than any record holder of Class B common stock, Ares Owners, any Holdco Member or any of their respective affiliates, or a direct or subsequently approved transferee of the foregoing) beneficially owns 20% or more of the Series A Preferred Stock then outstanding, that person or group will lose voting rights on all of its stock and the stock may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes. See "Anti-Takeover Provisions—Loss of voting rights."

        Amount payable in liquidation.    Upon our voluntary or involuntary liquidation, dissolution or winding up, each holder of the Series A Preferred Stock will be entitled to a payment equal to the sum of the $25.00 liquidation preference per share of Series A Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the liquidation, dissolution or winding up. Such payment will be made out of our assets available for distribution (to the extent available) to the holders of the Series A Preferred Stock following the satisfaction of all claims ranking senior to the Series A Preferred Stock.

        No conversion rights.    The shares of Series A Preferred Stock are not convertible into any class of common stock or any other class or series of our capital stock or any other security.

        Series A GP Mirror Units.    We contributed the net proceeds from the sale of the Series A Preferred Shares in June 2016 to the Ares Operating Group Partnerships and, in consideration of our contribution, each Ares Operating Group Partnership issued to us a new series of preferred units with economic terms designed to mirror those of the Series A Preferred Shares and, following the Conversion, the Series A Preferred Stock, which we refer to as the "GP Mirror Units." The terms of the GP Mirror Units provide that unless distributions have been declared and paid or declared and set apart for payment on all GP Mirror Units issued by each Ares Operating Group Partnership for the then-current quarterly dividend period, then during such quarterly dividend period only, each Ares Operating Group Partnership may not repurchase its common units or any junior units and may not declare or pay or set apart payment for distributions on its junior units, other than, in each case (x) repurchases, redemptions or other acquisitions pursuant to the Exchange Agreement, (y) grants or vesting of awards under our or our subsidiaries' equity incentive plans and (z) repurchases, redemptions or other acquisitions pursuant to any put or call agreements existing on June 8, 2016. The terms of the GP Mirror Units also provide that, in the event that any Ares Operating Group Partnership liquidates, dissolves or winds up, no Ares Operating Group Partnership may declare or pay or set apart payment on its common units or any other units ranking junior to the GP Mirror Units unless the outstanding liquidation preference on all outstanding GP Mirror Units of each Ares Operating Group Partnership have been repaid via redemption or otherwise. The foregoing is subject to certain exceptions, including, (i) in the case of a merger or consolidation of one or more Ares Operating Group Partnerships in a transaction whereby the surviving person, if not an Ares Operating Group Partnership immediately prior to such transaction, expressly assumes all of the obligations under the GP Mirror Units and satisfies certain other conditions, (ii) the Ares Operating Group Partnership being sold or disposed of does not constitute a "significant subsidiary" under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iii) the Series A Preferred Stock have been fully redeemed or (iv) transactions where the assets of the Ares Operating Group

Partnership being liquidated, dissolved or wound up are immediately contributed to another Ares Operating Group Partnership or a subsidiary thereof.

Conflicts of Interest

        The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation, to the maximum extent permitted from time to time by the DGCL, renounces any interest or expectancy that we have in any business ventures of (a) each member of our board of directors and our officers, (b) each record holder of Class B common stock, (c) Ares Management GP LLC (our "Former General Partner"), (d) any person or entity who is or was a "tax matters partner" (as defined in the Internal Revenue Code of 1986, as amended (the "Code") prior to amendment by P.L. 114-74) or "partnership representative" (as defined in Section 6223 of the Code after amendment by P.L. 114-74), member, manager, officer or director of any record holder of Class B common stock or our Former General Partner, (e) any member, manager, officer or director of any record holder of Class B common stock or our Former General Partner who is or was serving at the request of any record holder of Class B common stock or our Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person or entity, (f) any person or entity who controls any record holder of Class B common stock or our Former General Partner and (g) certain other specified persons (collectively, the "Indemnitees"). Our Certificate of Incorporation provides that each Indemnitee has the right to engage in businesses of every type and description, including business interests and activities in direct competition with our business and activities. Our Certificate of Incorporation also waives and renounces any interest or expectancy that we may have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to the Indemnitees. Notwithstanding the foregoing, pursuant to our Certificate of Incorporation, each record holder of Class B common stock has agreed that its sole business will be to act as a record holder of Class B common stock and as a general partner or managing member of any partnership or limited liability company that we may hold an interest in and that it will not engage in any business or activity or incur any debts or liabilities except (x) in connection therewith or (y) in connection with the acquisition, owning or disposing of equity securities of us or any of our subsidiaries.

Anti-Takeover Provisions

        Our Certificate of Incorporation and Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

        Loss of voting rights.    If at any time any person or group (other than a record holder of Class B common stock, Ares Owners, a Holdco Member or any of their respective affiliates, or a direct or subsequently approved transferee of the foregoing) beneficially owns 20% or more of any class of our stock then outstanding, that person or group will lose voting rights on all of its shares of stock and such shares of stock may not be voted on any matter as to which such shares may be entitled to vote and will not be considered to be outstanding when sending notices of a meeting of stockholders, calculating required votes, determining the presence of a quorum or for other similar purposes, in each case, as applicable and to the extent such shares of stock are entitled to any vote. These restrictions do not apply to our Class B common stock or Class C common stock.

        Requirements for advance notification of stockholder proposals.    Our Bylaws establish advance notice procedures with respect to stockholder proposals brought forth at annual or special meetings of our stockholders. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. Our Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may deter, delay or discourage a potential acquirer from attempting to influence or obtain control of our company.

        Special stockholder meetings.    Our Certificate of Incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors, a record holder of Class B common stock or stockholders representing 50% or more of the voting power of the outstanding stock of the class or classes of stock which are entitled to vote at such meeting. Class A common stock and Class C common stock are considered the same class of common stock for this purpose.

        Stockholder action by written consent.    Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Certificate of Incorporation provides otherwise or it conflicts with the rules of the NYSE. Our Certificate of Incorporation permits stockholder action by written consent by stockholders other than the Class B Stockholder only if consented to by the board of directors in writing.

        Amendments to our Certificate of Incorporation requiring Class B Stockholder approval.    Except as otherwise expressly provided by applicable law or any certificate of designation for any series of our preferred stock, on any date on which the Ares Ownership Condition is satisfied, only the record holders of Class B common stock shall have the right to vote on certain amendments to our Certificate of Incorporation that are proposed by our board of directors. Such amendments include:

            (i)  any amendment that our board of directors has determined

            (a)   is necessary or appropriate in connection with (x) a pro rata distribution of shares of our stock or of options, rights, warrants or appreciation rights relating to shares of our stock or (y) a subdivision or combination of our stock,

            (b)   based on the advice of counsel, is necessary or appropriate to prevent us or the Indemnitees from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, or

            (c)   is necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency;

           (ii)  any amendment that is expressly permitted by our Certificate of Incorporation to be voted on solely by the record holders of Class B common stock; or

          (iii)  any amendment that reflects a merger or conveyance pursuant to certain provisions of our Certificate of Incorporation that do not require stockholder approval for such a merger or conveyance.

        Super-majority requirements for certain amendments to our Certificate of Incorporation.    Except for amendments to our Certificate of Incorporation that require the sole approval of the record holders of Class B common stock, any amendments to our Certificate of Incorporation require the vote or consent of stockholders holding at least 90% of the voting power of our Class A common stock and Class C common stock, voting together as a single class, unless we obtain an opinion of counsel confirming that such amendment would not affect the limited liability of any of our stockholders under the DGCL. Any amendment of this provision of our Certificate of Incorporation also requires the vote or consent of stockholders holding at least 90% of the voting power of our Class A common stock and Class C common stock, voting together as a single class.

        Merger, sale or other disposition of assets.    Our Certificate of Incorporation provides that we may, with the approval of the record holders of at least a majority in voting power of our Class A common stock and Class C common stock, and, on any date on which the Ares Ownership Condition is satisfied, with the approval of the record holders of our Class B common stock, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or consummate any merger, consolidation or other similar combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, except that no approval of our Class A common stock and Class C common stock shall be required in the case of certain limited transactions involving our reorganization into another limited liability entity where the governing instruments of the resulting entity provide our stockholders with substantially the same rights and obligations as are contained in our Certificate of Incorporation. We may in our sole discretion mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our Class A common stock and Class C common stock. We may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our Class A common stock and Class C common stock.

        Preferred stock.    The rights of holders of our Series A Preferred Stock requiring us to redeem all or a portion of their series of preferred stock upon the occurrence of a change of control event could have the effect of discouraging third parties from pursuing certain transactions with us, which may otherwise be in the best interest of our stockholders.

        Choice of forum.    The Court of Chancery of the State of Delaware (or, solely to the extent that the Court of Chancery lacks subject matter jurisdiction, any other court in the State of Delaware with subject matter jurisdiction) is the exclusive forum for resolving any claims, suits, actions or proceedings arising out of or relating in any way to our Certificate of Incorporation (including any claims, suits or actions to interpret, apply or enforce (i) the provisions of our Certificate of Incorporation or our Bylaws, (ii) our duties, obligations or liabilities to our stockholders, or of our stockholders to us, or among our stockholders, (iii) the rights or powers of, or restrictions on, us or any of our stockholders, (iv) any provision of the DGCL or (v) any other instrument, document, agreement or certificate contemplated by any provision of the DGCL relating to us (regardless of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)).

Business Combinations

        We have opted out of Section 203 of the DGCL, which provides that an "interested stockholder" (a person other than the corporation or any direct or indirect majority-owned subsidiary who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in "business combinations" (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.

Indemnification of Directors and Officers

        Our Certificate of Incorporation provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: (i) each member of our board of directors and each of our officers, (ii) each record holder of Class B common stock, (iii) our Formal General Partner; (iv) any person who is or was a tax matters partner, member, manager, officer or director of any record holder of Class B common stock or our Former General Partner; (v) any member, manager, officer or director of any record holder of Class B common stock or our Former General Partner who is or was serving at the request of any record holder of Class B common stock or our Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another Person; (vi) any Person who controls any record holder of Class B Common Stock or the Former General Partner; or (vii) any person designated by the General Partner as an indemnitee in its sole and absolute discretion.

        We agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Record holders of the Class B common stock will not be liable for, nor have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant Ares fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons with its activities, regardless of whether we would have the power to indemnify the person against liabilities under our Certificate of Incorporation.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock and Series A Preferred Stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300.

Listing

        Our Class A common stock and Series A Preferred Stock are listed on the NYSE under the ticker symbols "ARES" and "ARES.PRA," respectively.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC have each severally agreed to purchase, and we have agreed to sell to Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, the number of shares of Class A common stock set forth opposite the underwriter's name.

Underwriter	Number of shares of Class A common stock
Goldman Sachs & Co. LLC	3,500,000
J.P. Morgan Securities LLC	3,500,000

Total	7,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Class A common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of Class A common stock (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares of Class A common stock.

        The shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all the shares of Class A common stock are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters are subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $0.28 per share. The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Class A common from us.

	Per Share	Without Option	Full Exercise
Public offering price	$29.90	$209,300,000	$240,695,000
Underwriting discount	$0.28	$1,960,000	$2,254,000
Proceeds to us before expenses	$29.62	$207,340,000	$238,441,000

        The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $600,000, which includes legal, accounting and printing costs and various other fees associated with registering the shares of Class A common stock. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000.

        We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional 1,050,000 shares of Class A common stock, on the same terms and conditions set forth above. Any shares of Class A common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of Class A common stock that are the subject of this offering.

        We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC,

(i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (other than any registration statement on Form S-8 to register shares of Class A common stock issued or available for future grant under our 2014 Equity Incentive Plan) under the Securities Act relating to, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Class A common stock or any such other securities or units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A common stock or such other securities or units, in cash or otherwise, other than (A) the shares of Class A common stock to be sold pursuant to this offering, (B) the issuance of shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement, (C) the issuance of shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock pursuant to our 2014 Equity Incentive Plan or (D) the issuance of up to 10% of the shares of Class A common stock outstanding after this offering (assuming all Ares Operating Group Units have been exchanged for shares of Class A common stock), or securities convertible into or exercisable or exchangeable for shares of Class A common stock in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions; provided that, the acquiree of any such shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock pursuant to this clause (D) enters into a lock-up agreement, similar in form to the lock-up agreements entered into by our directors and executive officers in connection with this offering, with respect to such shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock.

        We have also agreed that for a period of 60 days after the date of this prospectus supplement, we (and certain of our affiliates) will not waive, modify or amend any transfer restrictions (including lock up provisions) relating to any Ares Operating Group Units or shares of Class A common stock contained in any agreements with holders thereof, without the written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.

        Our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock (including without limitation, shares of Class A common stock or such other securities which may be deemed to be beneficially owned by such person or entity in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a unit option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Class A common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Class A common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for shares of Class A common stock, in each case other than (A) the shares of Class A common stock to be sold by such person or entity pursuant to this offering, (B) transfers of shares of Class A common stock as a bona fide gift or gifts or on death by will or intestacy to a member of his or her immediate family or to a trust, the beneficiaries of which are exclusively such person and/or a member or members of his or her immediate family or to a charitable organization, (C) transfers of shares of Class A common stock, or any security convertible into or exercisable or exchangeable for shares of Class A common stock, to any individual, partnership (including a limited partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, foreign government or other entity, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, (D) distributions of shares of Class A common stock to members, stockholders, unitholders, partners or wholly-owned subsidiaries of such entity, (E) any transfers of shares of Class A common stock to us for the purpose of satisfying the cashless exercise price or tax withholding obligations upon the exercise of options outstanding on the date of this prospectus supplement or the settlement of deferred restricted shares of Class A common stock outstanding on the date of this prospectus supplement, (F) the sale of any shares of Class A common stock or other securities convertible into or exchangeable for, or that represent the right to receive, shares of Class A common stock acquired in this offering or in open market transactions after the completion of this offering, (G) the pledge of shares of Class A common stock or (H) if such person or entity is an officer and his or her terms of employment so provide as of the date of this prospectus supplement, transfers to us upon his or her death or disability or termination of his or her employment; provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (G) or (H), each donee, distributee, transferee, recipient or pledgee shall execute and deliver to Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (E), (F), (G) or (H), no filing by any party (donor, donee, transferor or transferee) under Section 16 of the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

        In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of shares of Class A common stock than it is required to purchase in the offering. "Covered" short sales are sales of shares of Class A common stock in an amount up to the number of shares of Class A common stock represented by the underwriters' option to purchase additional shares. "Naked" short sales are sales of shares of Class A common stock in an amount in excess of the number of shares of Class A common stock represented by the underwriters' option to purchase additional shares. Covering transactions involve purchases of shares of Class A common stock either pursuant to the underwriters' option to purchase additional shares or in the open market after the distribution has been completed to cover short positions. To close a naked short position, the underwriters must purchase shares of Class A common stock in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. To close a covered short position, the underwriters must purchase shares of Class A common stock in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares of Class A common stock to close the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which it may purchase shares of Class A common stock through the option to purchase additional shares. Stabilizing transactions involve bids to purchase shares of Class A common stock so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for its own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of Class A common stock. They may also cause the price of the shares of Class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. An affiliate of Goldman Sachs & Co. LLC is a lender under the credit facility of our indirect subsidiaries. An affiliate of J.P. Morgan Securities LLC acts as an administrative agent and is a lender under the credit facility of our indirect subsidiaries.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares of Class A common stock. Any such short positions could adversely affect future trading prices of the shares of Class A common stock. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities &Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the securities may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

        The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

        This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the EU Prospectus Directive (as defined below) was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

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  to any legal entity that is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means European Union Prospectus Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and the underwriters have agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Canada

        The securities may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

        Prospective investors should note that the discussion under the section called "Material U.S. Federal Tax Considerations" in the accompanying prospectus does not apply to our Class A common stock issued under this prospectus supplement and is superseded by the following discussion.

        The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) with respect to the purchase, ownership and disposition of our Class A common stock to be sold in this offering. This discussion does not purport to be a complete analysis of all potential tax effects to non-U.S. holders of our Class A common stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not included in this discussion, and non-U.S. holders should consult their own tax advisors as to these matters. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS") in effect as of the date of this prospectus supplement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

        This discussion is limited to non-U.S. holders that hold our Class A common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, this discussion does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies or other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  a person required to accelerate recognition of any item of gross income with respect to the shares as a result of such income being recognized on an applicable financial statement;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and the investors therein;

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our Class A common stock as compensation; and

  •
  tax-qualified retirement plans.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

        Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION (INCLUDING THE JURISDICTION OF YOUR RESIDENCE) OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our Class A common stock that is neither a "U.S. person" nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (ii) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

Distributions

        Distributions of cash or property on our Class A common stock (other than certain pro rata distributions of our shares) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its Class A common stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described under the heading "—Sale or Other Taxable Disposition" below.

        Subject to the discussion below on backup withholding and payments made to certain foreign accounts, dividends paid to a non-U.S. holder of our Class A common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty). Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) are generally exempt from withholding of U.S. federal income tax. To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI or other applicable form or successor form, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate or exemption under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Subject to the discussion below on backup withholding and payments made to certain foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from withholding of U.S. federal income tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is or is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.

        Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussion below on backup withholding, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our Class A common stock constitute U.S. real property interests ("USRPIs") within the meaning of the Foreign Investment in Real Property Tax Act by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Class A common stock will not be subject to U.S. federal income tax if (i) our Class A common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and (ii) such non-U.S. holder owned, actually or constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such shares. We expect that our Class A common stock will qualify as regularly traded on an established securities market, however, there can be no assurance that our Class A common stock will continue to so qualify. If any gain on non-U.S. holder's disposition is taxable because we are a USRPHC and such non-U.S. holder's ownership of our Class A common stock exceeds 5%, the holder will be taxed on such disposition generally in the manner applicable to U.S. persons. If we are a USRPHC and our Class A common stock no longer qualify as regularly traded on an established securities market, a non-U.S. holder would be subject to U.S. federal income tax on the sale or other taxable disposition of our Class A common stock regardless of the percentage of our Class A common stock such holder owned, and a 15% withholding tax would apply to the gross proceeds from such sale or other taxable disposition.

        Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Subject to the discussion below regarding payments made to certain foreign accounts, a non-U.S. holder generally will not be subject to backup withholding with respect to payments of dividends on our Class A common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies under penalties of perjury its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification (or applicable successor form), or otherwise establishes an exemption. However, information returns will be filed with the IRS in connection with any dividends on our Class A common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our Class A common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our Class A common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. person on IRS Form W-8BEN, W8-BEN-E, W-8ECI or other applicable form or successor form (and the payer does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act ("FATCA"), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial U.S. owners" (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements referred to in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified U.S. persons" or "U.S.-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which our Class A common stock is held could affect the determination of whether such withholding is required.

        Under the applicable Treasury Regulations and guidance from the IRS, withholding under FATCA generally applies to payments of dividends on our Class A common stock, and will apply to certain "pass-thru" payments made on or after the later of January 1, 2019 and the date final Treasury Regulations are issued defining such "pass-thru" payments. Under recently proposed Treasury Regulations that may be relied upon pending finalization, withholding under FATCA will not apply to payments of gross proceeds from the sale or other disposition of our Class A common stock. FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. law. We will not pay additional amounts to holders of our Class A common stock in respect of any amounts withheld.

        Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

 LEGAL MATTERS

        The validity of the Class A common stock being offered hereby and certain legal matters related to compliance with the Investment Company Act of 1940, as amended, will be passed upon for us by Kirkland & Ellis LLP, Los Angeles, California. Kirkland & Ellis LLP has from time to time represented the underwriters on unrelated matters. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California, in connection with this offering. Latham & Watkins LLP has from time to time represented Ares and its affiliates on unrelated matters.

 EXPERTS

        The consolidated financial statements of Ares Management Corporation appearing in Ares Management Corporation's Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Ares Management Corporation's internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares offered in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the shares covered by this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our shareholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the shares covered by of this prospectus supplement and the accompanying prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC, except for any document or portion thereof deemed to be "furnished" and not filed in accordance with the SEC's rules:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 26, 2019 (File No. 001-36429);

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 6, 2019 (File No. 001-36429) and June 30, 2019, filed on August 1, 2019 (File No. 001-36429);

  •
  Current Reports on Form 8-K filed on January 22, 2019, March 26, 2019, May 22, 2019, May 29, 2019, and July 9, 2019;

  •
  Registration Statement on Form 8-A/A for registration of Class A common stock pursuant to Section 12(b) of the Exchange Act, filed on November 26, 2018; and

  •
  All documents filed, but not furnished, by Ares Management Corporation under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Ares Management Corporation, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. You also may contact us at (310) 201-4100 or visit our website at http://www.aresmgmt.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making your decision whether to invest in the shares covered by this prospectus supplement and the accompanying prospectus.

Common Units Representing Limited Partner Interests

Preferred Units Representing Limited Partner Interests

Ares Management, L.P.

        Ares Management, L.P. may from time to time, in one or more offerings, offer and sell limited partnership interests in Ares Management, L.P. in the form of common units or preferred units. In addition, certain selling unitholders may offer and sell limited partnership interests in Ares Management, L.P. in the form of common units from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

        This prospectus describes the general manner in which these securities may be offered and sold. We will provide the specific terms of any offering of these securities in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

        These securities will be sold on a firm commitment underwriting basis. We reserve the sole right to accept, and we and the underwriters reserve the right to reject, in whole or in part, any proposed purchase of these securities. The applicable prospectus supplement will set forth the names of the underwriters, any applicable commissions or discounts payable to them and the specific terms of the plan of distribution. Our net proceeds from the sale of these securities also will be set forth in the applicable prospectus supplement.

        Our common units are listed on the New York Stock Exchange under the symbol "ARES." The last reported sale price of our common units on February 24, 2017 was $23.25 per common unit.

        Investing in our securities involves risks. Limited partnerships are inherently different than corporations. See "Risk Factors" on page 2 of this prospectus and in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2017.

Ares	1
Risk Factors	2
Disclosure Regarding Forward-Looking Statements	3
Use of Proceeds	4
Cash Distribution Policy	5
Conflicts of Interest and Fiduciary Responsibilities	7
Ratio of Combined Fixed Charges and Preferred Equity Distributions to Earnings	14
Description of Units	15
Material Provisions of Ares Management, L.P. Limited Partnership Agreement	17
Selling Unitholders	31
Material U.S. Federal Tax Considerations	32
Legal Matters	51
Experts	52
Where You Can Find More Information	53

        Neither we nor any selling unitholders have authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus, any amendment or supplement to this prospectus, any free writing prospectus prepared by us or on our behalf or the documents incorporated by reference in this prospectus. Neither we nor any selling unitholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus, any free writing prospectus prepared by us or on our behalf or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We and any selling unitholders are offering to sell, and seeking offers to buy, only our units covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus, any amendment or supplement to this prospectus or of any sale of the units covered by this prospectus.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). By using a shelf registration statement, we and/or certain selling unitholders may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and the applicable prospectus supplement in amounts, at prices and on other terms to be determined at the time of the offering. This prospectus provides you with a general description of Ares Management, L.P. and the units that we and/or certain selling unitholders may offer. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.

        In this prospectus, unless the context suggests otherwise, references to:

  •
  "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding partnership structure;

i

  •
  "Ares Operating Group" refer to, collectively, Ares Holdings L.P. ("Ares Holdings"), Ares Offshore Holdings L.P. ("Ares Offshore") and Ares Investments L.P. ("Ares Investments");

  •
  "Ares Operating Group Unit" or an "AOG Unit" refer to, collectively, a partnership unit in each of the Ares Operating Group entities;

  •
  "assets under management" or "AUM" refer to the assets we manage. For our funds other than collateralized loan obligations ("CLOs"), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches;

  •
  "Co-Founders" refer to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

  •
  "Holdco Members" refer to the members of Ares Partners Holdco LLC, which include Michael Arougheti, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal;

  •
  "our funds" refer to the funds, alternative asset companies, co-investment vehicles and other entities and accounts that are managed or co-managed by Ares Holdings and its subsidiaries, and which are structured to pay fees. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), and a registered investment adviser;

  •
  "our general partner" refer to Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by the Holdco Members;

  •
  "our limited partnership agreement" refer to the Second Amended and Restated Limited Partnership of Ares Management, L.P., by and among our general partner and the limited partners party thereto, as it may be amended from time to time;

  •
  "Predecessors" refer to Ares Holdings Inc. and Ares Investments LLC, our accounting predecessors, as well as their wholly owned subsidiaries and managed funds, in each case prior to the reorganization on May 1, 2014 in connection with our initial public offering;

  •
  "Series A Preferred Units" refer to the preferred units representing limited partnership interests in Ares Management, L.P. that we issued in June 2016.

  •
  "unitholders" refer to the holders of any limited partnership interest in Ares Management, L.P., whether common or preferred; and

  •
  "units" refer to any limited partnership interest in Ares Management, L.P., including common units and preferred units.

        Certain of the terms used in this prospectus, including AUM, may not be comparable to similarly titled measures used by other companies. In addition, our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum.

ii

 ARES

        This prospectus contains certain information about Ares Management, L.P. and our units. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in the units covered by this prospectus. You should read carefully the information appearing in this prospectus and in any prospectus supplement we may provide to you in connection with an offering of the units covered by this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

        Ares is a leading global alternative asset manager with approximately $95.3 billion of assets under management and approximately 925 employees in over 15 offices across the United States, Europe, Asia and Australia, all as of December 31, 2016. We offer our investors a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes approximately 695 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns through market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. We believe we have created value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases. In 2016, we announced the combination of the Tradable Credit and Direct Lending Groups to form the Credit Group and we moved the Special Situations strategy from the Credit Group to the Private Equity Group to reflect changes in how we manage our investment operations.

        For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Where You Can Find More Information."

        Our common units are listed on the NYSE under the symbol "ARES," and our 7.00% Series A Preferred Units representing limited partner interests are listed on the NYSE under the symbol "ARES PR A."

        Ares Management, L.P. was formed as a Delaware limited partnership on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201-4100. Our website is http://www.aresmgmt.com. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus.

 RISK FACTORS

        Investing in the units covered by this prospectus involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus, and in any prospectus supplement that we provide you in connection with an offering of units covered by this prospectus. The risks and uncertainties discussed in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common units or preferred units. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common units or preferred units could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors, as such factors may be updated from time to time, and other cautionary statements that are included in this prospectus and in our other periodic filings, which are accessible on the SEC's website at www.sec.gov. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement prepared in connection with an offering by us of units covered by this prospectus, the net proceeds from the sale by us of the units covered by this prospectus will be used for general corporate purposes. General corporate purposes may include repayment, repurchase or redemption of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or temporarily used to repay indebtedness prior to deployment for their intended purposes.

        In the case of a sale of units by any selling unitholders, we will not receive any of the proceeds from such sale.

 CASH DISTRIBUTION POLICY

Distribution Policy for Common Units

        We expect to distribute to our common unitholders on a quarterly basis substantially all of Ares Management, L.P.'s share of distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter, subject to a base quarterly distribution target range of 80% to 90% of distributable earnings.

        In most years, the aggregate amounts of distributions to our common unitholders will not equal our distributable earnings for that year. Our distributable earnings will only be a starting point for the determination of the amount to be distributed to our common unitholders because, as noted above, in determining the amount to be distributed, we will subtract from our distributable earnings any amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter.

        Because Ares Management, L.P. is a holding partnership and has no material assets other than its ownership of Ares Operating Group Units (held through wholly owned subsidiaries in the case of Ares Holdings and Ares Offshore), we will fund distributions by Ares Management, L.P., if any, in three steps:

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  first, we will cause the Ares Operating Group entities to make distributions to their partners, including the direct subsidiaries of Ares Management, L.P. If the Ares Operating Group entities make such distributions, the partners of the Ares Operating Group entities will be entitled to receive equivalent distributions pro rata based on their partnership units in the Ares Operating Group (except as set forth in the following paragraph);

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  second, we will cause Ares Management, L.P.'s direct subsidiaries to distribute to Ares Management, L.P. their share of such distributions, net of any taxes and amounts payable under the tax receivable agreement by such direct subsidiaries; and

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  third, Ares Management, L.P. will distribute its net share of such distributions to our common unitholders on a pro rata basis.

        Because our direct subsidiaries that are corporations for U.S. federal income tax purposes must pay corporate income and franchise taxes and make payments under the tax receivable agreement, the amounts ultimately distributed by us to our common unitholders are generally expected to be less, on a per unit basis, than the amounts distributed by the Ares Operating Group entities to their respective partners in respect of their Ares Operating Group Units.

        In addition, governing agreements of the Ares Operating Group entities will provide for cash distributions, which we refer to as "tax distributions," to the partners of such entities if the general partners of the Ares Operating Group entities determine that the taxable income of the relevant Ares Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). The Ares Operating Group will make tax distributions only to the extent distributions from such entities for the relevant year were otherwise insufficient to cover such tax liabilities.

        The declaration, payment and determination of the amount of any distributions will be at the sole discretion of our general partner, who may change our distribution policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, can or will be paid. In making decisions regarding our quarterly distribution, our general partner will take into account:

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  general economic and business conditions;

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  our strategic plans and prospects;

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  our businesses and investment opportunities;

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  our financial condition and operating results, including our cash position, our net income and our realizations on investments made by our funds;

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  working capital requirements and other anticipated cash needs;

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  contractual restrictions and obligations, including payment obligations pursuant to the tax receivable agreement and restrictions pursuant to the our credit facilities;

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  legal, tax and regulatory restrictions;

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  restrictions and other implications on the payment of distributions by us to our common unitholders or by our subsidiaries to us; and

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  such other factors as our general partner may deem relevant.

        Under the Delaware Limited Partnership Act, Ares Management, L.P. may not make a distribution to a partner if after the distribution all of our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. In addition, under our credit facilities, certain subsidiaries of the Ares Operating Group would be prohibited from making distributions in certain circumstances, including if an Event of Default (as defined in our credit facilities) has occurred and is continuing.

        In addition, the cash flow from operations of the Ares Operating Group entities may be insufficient to enable them to make required minimum tax distributions to their partners, in which case the Ares Operating Group may have to borrow funds or sell assets, which could have a material adverse effect on our liquidity and financial condition. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

        Although a portion of any distributions by us to our common unitholders may include carried interest received by us, we do not intend to seek fulfillment of any clawback obligation by seeking to have our common unitholders return any portion of such distributions attributable to carried interest associated with any clawback obligation.

        Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources," appearing in the Annual Report, which is incorporated by reference in this prospectus supplement for additional information regarding distributions to our common unitholders.

 CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner or its affiliates or associates (including each party's respective owners), including the Holdco Members, on the one hand, and us, our subsidiaries or our unitholders, on the other hand.

        Whenever a potential conflict arises between our general partner or its affiliates or associates, on the one hand, and us, our subsidiaries or our unitholders, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that reduce and eliminate our general partner's and its affiliates' and associates' duties (including fiduciary duties) to us and the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

        Our partnership agreement provides that our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution or course of action in respect of the conflict of interest is approved by:

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  the conflicts committee, although our general partner is not obligated to seek such approval;

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  the vote of a majority of the voting power of our voting units, excluding any voting units owned by our general partner, the Holdco Members and any of their respective affiliates, although our general partner is not obligated to seek such approval; or

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  our general partner in its good faith.

        Our general partner may, but is not required to, seek the approval of such resolution or course of action from the conflicts committee or the holders of our voting units. If our general partner does not seek approval from the conflicts committee or the holders of our voting units and our general partner subjectively believes that the resolution or course of action taken with respect to the conflict of interest was not opposed to our best interests, then it will be conclusively deemed that such determination was made in good faith and shall not be a breach of our partnership agreement or any duty. In any proceeding brought by or on behalf of any limited partner or us or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee each may consider any factors it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

        The standards set forth in the three bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our partnership agreement. These procedures benefit our general partner by providing our general partner with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our general partner to resolve conflicts of interest—including that our general partner has the right to determine not to seek the approval of our unitholders or conflicts committee with respect to the resolution of such conflicts—our general partner may resolve conflicts of interest pursuant to our partnership agreement in a manner that our unitholders may not believe to be in their or in our best interests. Neither our unitholders nor we will have any recourse against our general partner if our general partner satisfies one of the standards described in the three bullet points above.

        In addition to the provisions relating to conflicts of interest, our partnership agreement contains provisions that waive or consent to conduct by our general partner or its affiliates or associates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude or pursuant to any provision not subject to an express standard of "good faith," then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Holdco Members, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our unitholders and will not be subject to any different standards imposed by our partnership agreement, or otherwise existing at law, in equity or otherwise. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement, even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its members, managers, officers and directors will not be liable to us or our unitholders for any acts or omissions unless there has been a final and non-appealable entered judgment by a court of competent jurisdiction determining that our general partner or its members, managers, officers and directors acted in bad faith or with criminal intent. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash flow from operations available for distribution to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

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  the amount and timing of cash expenditures, including those relating to compensation;

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  the amount and timing of investments and dispositions;

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  levels of indebtedness;

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  tax matters;

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  levels of reserves; and

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  issuances of additional partnership securities.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates or associates on terms that our general partner agrees to in good faith.

We reimburse our general partner for expenses.

        We reimburse our general partner for all costs, fees and expenses incurred by our general partner (or any direct or indirect equityholders of our general partner) in managing us or allocable to us or otherwise incurred operating us as determined by our general partner, in its sole discretion, and for example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our general partner on our behalf, and accordingly we will reimburse our general partner for the costs and expenses associated with retaining and employing such directors, officers and other employees.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner, its assets or its owners. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our unitholders will have no right to enforce obligations of our general partner and its affiliates or associates under agreements with us.

        Any agreements between us, on the one hand, and our general partner or its affiliates or associates, on the other, do not and will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or its affiliates or associates in our favor.

Contracts between us, on the one hand, and our general partner or its affiliates or associates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine in its sole discretion any amounts to pay itself for any services rendered to us by our general partner (or any direct or indirect equityholders of our general partner). Our general partner may also enter into additional contractual arrangements with any of its affiliates or associates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner or its affiliates or associates on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine the terms of any of these transactions entered into after this offering on terms to which it agrees in good faith.

        Our general partner and its affiliates and associates have no obligation to permit us to use any facilities or assets of our general partner or its affiliates or associates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates or associates to enter into any contracts of this kind.

Our units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase units as provided in our partnership agreement or assign this right to one of its affiliates or associates or to us. Our general partner may use its sole discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have units purchased from him, her or it at an undesirable time or price. See "Material Provisions of Ares Management, L.P. Limited Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for our unitholders.

        Attorneys, independent accountants and others who perform services for us are selected by our general partner, and may perform services for our general partner and its affiliates or associates. We are not required to retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our general partner or its affiliates or associates on the one hand, and us or our unitholders on the other.

Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Our partnership agreement does not prohibit affiliates of our general partner, including the Holdco Members, from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, directors and officers of our general partner and our personnel have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

Tax considerations of our senior professional owners may conflict with your interests.

        Because our senior professional owners hold their Ares Operating Group Units directly or through entities that are not subject to corporate income taxation and Ares Management, L.P. holds Ares Operating Group Units directly or through direct subsidiaries, at least one of which is subject to taxation as a corporation in the United States, conflicts may arise between our senior professional owners and Ares Management, L.P. relating to the selection and structuring of investments. Our unitholders will be deemed to expressly acknowledge that our general partner is under no obligation to consider the separate interests of our unitholders (including among other things the tax consequences to our unitholders) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

        Duties owed to us and our unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner or any other person to limited partners and the partnership.

        Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner and its affiliates and associates to us and our unitholders at law or in equity. Accordingly, our general partner and its affiliates and associates are only subject to the contractual duties set forth in our partnership agreement and, to the extent a party to our partnership agreement, to the implied contractual covenant of good faith and fair dealing. We have adopted these modifications to allow our general partner and its affiliates and associates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests and the interests of the unitholders when resolving conflicts of interest. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that without those limitations might constitute breaches of duty (including a fiduciary duty), as described below, and they permit our general partner and its affiliates and associates to take into account their own interests and the interests of third parties in addition to our interests and the interests of the unitholders when resolving conflicts of interest.

        The following is a summary of the duties owed by our general partner to the limited partners under our partnership agreement as compared to the default fiduciary duty standards that otherwise would be owed by our general partner to the limited partners at law or in equity:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to inform itself prior to making a business decision of all material information reasonably available to it. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not fair to and in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards

General.    Our partnership agreement contains provisions that waive duties of or consent to conduct by our general partner and its affiliates and associates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "discretion" or "sole discretion" or under a grant of similar authority or latitude or pursuant to any provision of our partnership agreement not subject to an express standard of "good faith," then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Holdco Members, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by our partnership agreement or otherwise existing at law, in equity or otherwise. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner and its affiliates and associates, our partnership agreement further provides that our general partner and its members, managers, officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its members, managers, officers or directors acted in bad faith or with criminal intent.

Special Provisions Regarding Affiliated Transactions.    Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of holders of voting units (excluding voting units owned by the general partner and its affiliates and associates) and that are not approved by the conflicts committee of the board of directors of our general partner or by our general partner in good faith will conclusively be deemed approved by the partnership and all partners, and will not constitute a breach of our partnership agreement or of any duty (including any fiduciary duty) existing at law, in equity or otherwise, unless our general partner subjectively believes that the resolution or course of action in respect of such conflict of interest is opposed to the best interests of the partnership.

In any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of proving that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and Remedies of Unitholders Restricted by Modified Standards

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself, herself or itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By holding the units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our partnership agreement will not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our general partner, any departing general partner, any person who is or was a tax matters partner, partnership representative, member, manager, officer or director of our general partner or any departing general partner, any member, manager, officer or directors of our general partner or any departing general partner who is or was serving at the request of our general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or adviser of another person, any person who controls our general partner or any departing general partner, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner, or any person designated by our general partner as an indemnitee in its sole and absolute discretion. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We have also agreed to provide this indemnification for criminal proceedings. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable. See "Material Provisions of Ares Management, L.P. Limited Partnership Agreement—Indemnification."

 RATIO OF COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS TO EARNINGS

        The following table presents the ratio of combined fixed charges and preferred equity distributions to earnings for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of combined fixed charges and preferred equity distributions to earnings, "fixed charges" consist of interest incurred on all indebtedness and amortization of capitalized expenses relating to indebtedness. "Earnings" consist of the sum of (i) pre-tax income before adjustment for non-controlling interests in consolidated entities or income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees, less the sum of (i) preference security dividend requirements of consolidated subsidiaries and (ii) non-controlling interests in pre-tax income of subsidiaries that have not incurred fixed charges.

	Year Ended December 31,
	2016	2015	2014	2013	2012
				(Predecessor)	(Predecessor)
Ratio of combined fixed charges and preferred equity distributions to earnings	10.4x	5.2x	15.2x	23.9x	36.2x

 DESCRIPTION OF UNITS

Common Units

        Our common units represent limited partner interests in Ares Management, L.P. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges that will be available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy for Common Units" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. For a description of the rights and privileges of limited partners that are available under our partnership agreement, including voting rights, see "Material Provisions of Ares Management, L.P. Limited Partnership Agreement."

        Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Listing

        Our common units are listed on the NYSE under the symbol "ARES."

Transfer Agent and Registrar

        American Stock Transfer and Trust Company is the registrar and transfer agent for our common units. You may contact the registrar and transfer agent at 6201 15th Avenue, Brooklyn, New York 11219.

Preferred Units

        The following is a summary of some of the terms of the preferred units of Ares Management, L.P. We will provide specific terms of any offering of preferred units in a prospectus supplement.

Authorized Preferred Units

        We are authorized to issue, for the consideration and on the terms and conditions established by the board of directors of our general partner in its sole discretion and without the approval of any limited partners, an unlimited number of preferred units.

        The board of directors of our general partner may, without further action by the holders of our common units or any outstanding class of preferred units (in each case unless required by the rules of any applicable stock exchange), cause us to issue from time to time one or more other classes or series of our units, including one or more classes of preferred units. The board of directors of our general partner may determine, in its sole discretion, the terms, designations, preferences, rights, powers and duties of any such future preferred units, including:

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  the ranking of such preferred units relative to our other units;

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  the right to share in allocations of partnership income and loss;

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  the right to share in partnership distributions;

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  the rights upon our dissolution and liquidation;

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  whether, and the terms and conditions upon which, such preferred units are redeemable;

  •
  whether, and the terms and conditions upon which, such preferred units may be converted or exchanged;

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  the terms and conditions upon which such preferred unit will be issued; and

  •
  the right, if any, of the holder of each such preferred unit to vote on matters as a limited partner of the partnership, including matters relating to the relative designations, preferences, rights, powers and duties of such preferred units.

Transfer of Units

        By acceptance of the transfer of our common units or preferred units in accordance with our limited partnership agreement, each transferee of our common units or preferred units will be admitted as a unitholder with respect to the common units or preferred units transferred when such transfer and admission is reflected in our books and records, with or without execution of our limited partnership agreement. Additionally, each transferee of our common units or preferred units will:

  •
  represent that the transferee has the capacity, power and authority to enter into our limited partnership agreement;

  •
  become bound by the terms of, and will be deemed to have agreed to be bound by, our limited partnership agreement; and

  •
  make the consents, acknowledgements and waivers that are set forth in our limited partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Common units and preferred units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor will give the transferee the right to become a substituted limited partner in our partnership for the transferred common units or preferred units.

        Until a common unit or preferred unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit or preferred unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

 MATERIAL PROVISIONS OF ARES MANAGEMENT, L.P.
LIMITED PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the Second Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. The Second Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. is filed as an exhibit to the registration statement of which this prospectus forms a part and is referred to in this prospectus as our limited partnership agreement. The following summary is qualified in its entirety by reference thereto.

        We summarize the following provisions of our limited partnership agreement elsewhere in this prospectus:

  •
  with regard to transfer of units, see "Description of Units—Transfer of Units"; and

  •
  with regard to allocations of taxable income and taxable loss, see "Material U.S. Federal Tax Considerations."

General Partner

        Our general partner, Ares Management GP LLC, manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, carrying out our purposes and conducting our businesses. Our limited partnership agreement provides that our general partner, in managing our operations and activities, is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and is not subject to any different standards imposed by our limited partnership agreement, any other agreement contemplated by our limited partnership agreement, or otherwise at law, in equity or otherwise. Ares Management GP LLC is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by the Holdco Members. See "Certain Relationships and Related Transactions, and Director Independence—Our General Partner" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. Our unitholders have limited voting rights on matters affecting our businesses and, therefore, have limited ability to influence management's decisions regarding our businesses. The voting rights of our unitholders are limited as set forth in our limited partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our limited partnership agreement or certificate of limited partnership without the approval of any unitholder as set forth below under "—Amendment of our Limited Partnership Agreement—No Limited Partner Approval."

Organization

        We were formed on November 15, 2013 and will continue until cancellation of our certificate of limited partnership as provided in the Delaware Limited Partnership Act.

Purpose

        Under our limited partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with our limited partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our limited partnership agreement and certificate of limited partnership, in each case in accordance with our limited partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." Our general partner is not obligated to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our businesses within the meaning of the Delaware Limited Partnership Act and that he, she or it otherwise acts in conformity with the provisions of our limited partnership agreement, his, her or its liability under the Delaware Limited Partnership Act is limited, subject to possible exceptions, to the amount of capital he, she or it was obligated to contribute to us for his, her or its units plus his, her or its share of any undistributed profits and assets, plus his, her or its obligation to make other payments that are provided for in our limited partnership agreement. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner in limited circumstances;

  •
  to approve some amendments to our limited partnership agreement; or

  •
  to take other action under our limited partnership agreement,

constituted "participation in the control" of our businesses for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. The Delaware Limited Partnership Act does not, nor does our limited partnership agreement, specifically provide for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his, her or its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner in limited circumstances, to approve some amendments to our limited partnership agreement or to take other action under our limited partnership agreement constituted "participation in the control" of our businesses for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of our limited partnership agreement, we are able to issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Distributions

        Distributions will be made to the holders of common units pro rata in proportion to their respective common unit ownership interests. See "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy for Common Units" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. The terms governing distributions to holders of preferred units (if any) will be set forth in an amendment to our limited partnership agreement.

Amendment of our Limited Partnership Agreement

General

        Amendments to our limited partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than the amendments that require the approval of each limited partner affected or that do not require limited partner approval, each as discussed below, our general partner must seek approval of the holders of a majority of our outstanding voting units, unless a greater or lesser percentage is required under our limited partnership agreement. Our general partner will seek written approval of the requisite percentage of the voting power of outstanding voting units or call a meeting of the limited partners to consider and vote upon the proposed amendment. See "—Meetings; Voting."

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, unless such enlargement may be deemed to have occurred as a result of any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that has been approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates or associates without the consent of our general partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

        Our general partner may generally make amendments to our limited partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with our limited partnership agreement;

          (3)   a change that our general partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or ensuring that the partnership and its relevant subsidiaries will not be treated as (to the extent not so treated) associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

          (4)   a change that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing certain changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

          (5)   an amendment that our general partner determines is necessary or appropriate, based on the advice of counsel, to prevent the partnership or our general partner or its affiliates or associates, from having a material risk of being in any manner subjected to registration under the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Investment Advisers Act of 1940, as amended (the "Advisers Act") or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   an amendment that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (7)   any amendment expressly permitted in our limited partnership agreement to be made by our general partner acting alone;

          (8)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our limited partnership agreement;

          (9)   any amendment that in the sole discretion of our general partner is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity;

          (10) a change in our fiscal year or taxable year and related changes;

          (11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance or those arising out of its incorporation or formation;

          (12) an amendment effected, necessitated or contemplated by an amendment to any limited partnership agreement of an Ares Operating Group entity that requires members or partners of such Ares Operating Group entity to provide a statement, certification or other proof of evidence regarding whether such member or partner is subject to U.S. federal income taxation on the income generated by the Ares Operating Group;

          (13) any amendment that our general partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency;

          (14) an amendment to the forum selection provisions that our general partner determines in good faith; or

          (15) any other amendments that our general partner determines to be substantially similar to any of the matters described in (1) through (14) above.

        In addition, our general partner may make amendments to our limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

          (1)   do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partnership interests as compared to another class of partnership interests, except under clause (6) above) in any material respect;

          (2)   are necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act) or (b) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (3)   are necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, any action taken by our general partner relating to splits or combinations of units under the provisions of our limited partnership agreement; or

          (4)   are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our limited partnership agreement or are otherwise contemplated by our limited partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to our limited partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Corporate Transactions") or an amendment described in the following paragraphs will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of our limited partners under the Delaware Limited Partnership Act.

        Except for amendments that may be adopted solely by our general partner or pursuant to a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests (treating our voting units as a separate class of partnership interest for this purpose) will also require the approval of the holders of not less than a majority of the outstanding partnership interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action under our limited partnership agreement must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced.

Corporate Transactions

        Our limited partnership agreement provides that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things, sell or exchange all or substantially all of our and our subsidiaries' (taken as a whole) assets in a single transaction or a series of related transactions, provided that our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our and our subsidiaries' (taken as a whole) assets (including for the benefit of persons other than us or our subsidiaries, including affiliates of our general partner), including, in each case, pursuant to any forced sale of any or all of our and our subsidiaries' (taken as a whole) assets pursuant to the foreclosure or other realization upon those encumbrances without the approval of the limited partners.

        Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with or into one or more other persons. In addition, if conditions that are specified in our limited partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if (i) the sole purpose of that merger or conveyance is to effect a change in our legal form into another limited liability entity, (ii) our general partner receives an opinion of counsel that the merger or conveyance will not result in the loss of limited liability of any limited partner and (iii) the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as are contained in our limited partnership agreement. The unitholders will not be entitled to dissenters' rights of appraisal under our limited partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our general partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

Dissolution

        We will dissolve upon:

          (1)   the election of our general partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

          (2)   there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of a transfer by our general partner of all of its general partner interests pursuant to our limited partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor), in each case in accordance with our limited partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue the partnership's businesses without dissolution on the same terms and conditions described in the limited partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that:

          (1)   the action would not result in the loss of limited liability of any limited partner under the Delaware Limited Partnership Act; and

          (2)   neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, our general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. The liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in our limited partnership agreement and by law, and thereafter, to the partners according to their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but the partnership does not receive an opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our businesses and to appoint a successor general partner. See "—Dissolution" above.

        Our unitholders have no right to remove or expel, with or without cause, our general partner.

        In circumstances where a general partner withdraws and a successor general partner is elected in accordance with our limited partnership agreement, the departing general partner in its sole discretion and acting in its individual capacity will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair value. This fair value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the effective date of the departing general partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing general partner and the successor general partner will determine the fair value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the effective date of the general partner's departure, then an expert chosen by agreement of the independent investment banking firms or independent experts selected by each of them will determine the fair value.

        If the option described above is not exercised by the departing general partner, the departing general partner will automatically become a limited partner and the departing general partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected by the departing general partner.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates excluding any subsidiary of the partnership for the partnership's benefit.

Limited Call Right

        If at any time:

            (i)  less than 10% of the total limited partner interests of any class then outstanding (other than special voting units) are held by persons other than our general partner, the Holdco Members or their respective affiliates; or

           (ii)  the partnership is subjected to registration under the provisions of the Investment Company Act,

    our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

            (a)   the current market price as of the date three days before the date the notice is mailed, and

            (b)   the highest price paid by our general partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his, her or its limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his, her or its units in the market. See "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units."

Sinking Funds; Preemptive Rights

        We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, record holders of common units (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) or of special voting units will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, each record holder of a common unit (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) is entitled to a number of votes equal to the number of common units held of record as of the relevant record date.

        In addition, on those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdco LLC, which in turn is owned and controlled by the Holdco Members, holds a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. A special voting unit held by any holder other than Ares Voting LLC provides that holder with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the number of Ares Operating Group Units held by such holder. We do not expect any holder other than Ares Voting LLC to hold a special voting unit upon consummation of this offering. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) and our special voting units as "voting units." Our voting units are treated as a single class on all such matters submitted for a vote of our common unitholders. If the ratio at which Ares Operating Group Units are exchangeable for our common units changes from one-for-one as described under "Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast.

        Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consented to in writing or by electronic transmission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the limited partners may be called by our general partner or by limited partners representing 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our general partner, Ares Owners Holdings L.P., a Holdco Member or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units owned by such person or group may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

Election of Directors of General Partner

        On January 31 of each year (each, a "Determination Date"), our general partner will determine whether the voting power held collectively by (i) holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, the Holdco Members and their respective affiliates) in their capacity as such, (ii) persons that were formerly employed by or had provided services to (including as a director), or are then employed by or providing services to (including as a director), our general partner or its affiliates, (iii) any estate, trust, corporation, partnership or limited liability company or other entity of any kind of nature of which any person listed in clause (ii) is a trustee, other fiduciary, manager, partner, member, officer, director or party, respectively, (iv) any estate, trust, corporation, partnership or limited liability company or other entity of any kind or nature for the direct or indirect benefit of the spouse, parents, siblings or children of, or any other natural person who occupies the same principal residence as, any person listed in clause (ii), and the spouses, ancestors or descendants of each of the foregoing, and (v) Ares Owners Holdings is at least 10% of the voting power of the outstanding voting units of Ares Management, L.P., (treating as outstanding and held by any such persons voting units deliverable pursuant to any equity awards granted to such persons) which we refer to as the "Ares Control Condition."

        The method of nomination, election and removal of the members of the board of directors of our general partner shall be determined as follows: (i) in any year in which our general partner has determined on the applicable Determination Date that the Ares Control Condition has not been satisfied, the directors shall be elected at an annual meeting of our common unitholders; and (ii) in any year in which our general partner has determined on the applicable Determination Date that the Ares Control Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners. See "Management—Composition of the Board of Directors after this Offering."

        We will hold an annual meeting of our common unitholders for the election of directors in any year in which we do not satisfy the Ares Control Condition on the applicable Determination Date. At any such annual meeting, the holders of outstanding voting units shall vote together as a single class for the election of directors to the board of directors of our general partner. Our limited partners shall elect by a plurality of the votes cast at such meeting persons to serve as directors who are nominated in accordance with our limited partnership agreement. If our general partner has provided at least thirty days advance notice of any meeting at which directors are to be elected, then the limited partners holding outstanding voting units that attend such meeting shall constitute a quorum, and if our general partner has provided less than thirty days advance notice of any such meeting, then limited partners holding a majority of the voting power of our outstanding voting units shall constitute a quorum.

        Prior to any annual meeting of our common unitholders for the election of directors held in the next succeeding year following a year in which an annual meeting of our common unitholders for the election of directors was not held (each such annual meeting, an "Initial Annual Meeting"), the board of directors of our general partner shall be divided into three classes, Class I, Class II and Class III, as determined by the then-existing board of directors in its sole discretion. Each director shall serve for a three-year term; provided that the directors designated to Class I shall serve for an initial term that expires at the applicable Initial Annual Meeting, the directors designated to Class II shall serve for an initial term that expires at the first annual meeting following the applicable Initial Annual Meeting and the directors designated to Class III shall serve for an initial term that expires at the second annual meeting following the applicable Initial Annual Meeting. At each succeeding annual meeting of limited partners for the election of directors following an Initial Annual Meeting, successors to the directors whose term expires at that annual meeting shall be elected for a three-year term. If in any year following an Initial Annual Meeting, our general partner determines on the applicable Determination Date that the Ares Control Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners.

Non-Voting Common Unitholders

        Any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder will have no voting rights whatsoever with respect to the partnership, including any voting rights that may otherwise exist for limited partners or our common unitholders under our limited partnership agreement, under the Delaware Limited Partnership Act, at law, in equity or otherwise, provided that any amendment to our limited partnership agreement that would have a material adverse effect on the rights or preferences of the common units beneficially owned by non-voting common unitholders in relation to other common units treating common units beneficially owned by non-voting common unitholders as a separate class for this purpose must be approved by the holders of not less than a majority of the common units beneficially owned by the non-voting common unitholders. However, unaffiliated third-party transferees of common units from a non-voting common unitholder will have the same voting rights with respect to such common units as other holders of common units.

Status as Limited Partner

        By transfer of units in accordance with our limited partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records, with or without execution of our limited partnership agreement. The units will be fully paid and non-assessable except as such non-assessability may be affected by the Delaware Limited Partnership Act as described under "—Limited Liability" above, or as set forth in our limited partnership agreement.

Non-Citizen Assignees; Redemption

        If the partnership or any subsidiary is or becomes subject to any law or regulation that, in the determination of our general partner in its sole discretion, creates a substantial risk of cancellation or forfeiture of any property in which the partnership or such subsidiary has an interest based on the nationality, citizenship or other related status of any limited partner, our general partner may cause us to redeem the units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish information about his, her or its nationality, citizenship or other related status within 30 days after receipt of a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his, her or its units and may not receive distributions in kind upon our liquidation but will be entitled to the cash equivalent thereof.

Indemnification

        Our limited partnership agreement provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis:

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  our general partner;

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  any departing general partner;

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  any person who is or was a tax matters partner, partnership representative, member, manager, officer or director of our general partner or any departing general partner;

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  any member, manager, officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or adviser of another person;

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  any person who controls our general partner or any departing general partner;

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  any person who is named in our Form S-1 filed with the SEC on April 22, 2014 as being or about to become a director of our general partner; or

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  any person designated by our general partner as an indemnitee in its sole and absolute discretion.

        We will provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We will also provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described in the fourth bullet point above shall be secondary to any indemnification such person is entitled from another person or the relevant Ares fund to the extent applicable. We will purchase and maintain insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under our limited partnership agreement.

Forum Selection

        Our limited partnership agreement provides that each of the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in a partnership security and each other person who is bound by our limited partnership agreement (collectively, the "Consenting Parties" and each a "Consenting Party") (1) irrevocably agrees that, unless our general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to our limited partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of our limited partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or our general partner, or of limited partners or our general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the partnership or by our limited partnership agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our limited partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of our limited partnership agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of our limited partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions of our limited partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of the partnership's businesses at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss, deduction and credit for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See "Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns."

Right to Inspect Our Books and Records

        Our limited partnership agreement provides that a limited partner can, for a purpose reasonably related to his, her or its interest as a limited partner, upon reasonable written demand stating the purpose for such demand and at his, her or its own expense, obtain:

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  promptly after becoming available, a copy of our U.S. federal income tax returns;

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  a current list of the name and last known business, residence or mailing address of each record holder; and

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  copies of our limited partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our partnership's or its subsidiaries' best interests, could damage our partnership or its subsidiaries or its businesses or which the partnership or any subsidiary is required by law or by agreements with third parties to keep confidential.

 SELLING UNITHOLDERS

        Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated into this prospectus by reference.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        This summary discusses the material U.S. federal income tax considerations related to the ownership and disposition of common units and preferred units issued by us, which we refer to collectively as units, as of the date hereof. Any additional U.S. federal income tax consequences of the ownership and disposition of common units, preferred units or specific classes thereof will be addressed in an applicable prospectus supplement or free writing prospectus we may provide you. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of unitholders, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, unitholders who are deemed to own 10% or more of any foreign corporation owned by us (taking into account the unitholder's interest in such foreign corporation as a result of their ownership interest in us or otherwise), and other unitholders that do not own their units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership of our units will vary depending on your circumstances.

        This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, and excluding the discussion in "—Taxation of Ares Management, L.P." below, is the opinion of Proskauer Rose LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. The discussion is based upon the Code, final, temporary and proposed U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively. Any such changes could affect the continuing accuracy of this discussion. Ares Management, L.P. has not sought and will not seek any ruling from the IRS regarding the offering or any other matters described in this section. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of an investment in the units. Except as expressly discussed below, this summary does not discuss any aspects of U.S. estate, gift or other tax other than income taxes or any aspect of foreign, state or local tax.

        For purposes of this discussion, a "U.S. Holder" is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder (other than a partnership) that is not a U.S. Holder.

        If a partnership (including any entity that is treated as a partnership for U.S. federal income tax purposes) holds our units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds our units, you should consult your own tax advisers. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Prospective holders of units should consult their own tax advisers concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the ownership and disposition of units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisers regarding the tax consequences to them of the ownership and disposition of units under the laws of their own taxing jurisdiction.

Taxation of Ares Management, L.P.

        Subject to the discussions set forth in the next paragraph and under the subheading "—Partnership Audits", an entity that is treated as a partnership for U.S. federal income tax purposes is not itself generally subject to U.S. federal income tax and generally incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions have been, or will be, made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be treated as, and taxable as, a corporation if it is a "publicly traded partnership," unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the entity are traded on an established securities market or (2) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. Ares Management, L.P. is a publicly traded partnership. However, a publicly traded partnership can avoid being treated as a corporation under these rules if it satisfies an exception to taxation as a corporation, referred to as the "Qualifying Income Exception". For a publicly traded partnership to satisfy the Qualifying Income Exception, at least 90% of such entity's gross income for every taxable year that it is a publicly traded partnership must consist of "qualifying income," and the entity must not be required to register under the Advisers Act. For this purpose, qualifying income generally includes certain interest income, dividends, real property rents, certain types of natural resources income, gains from the sale or other disposition of real property, and gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Ares Management, L.P. intends to manage its affairs so that it will meet the Qualifying Income Exception in each taxable year and be treated as a partnership and not as a corporation for U.S. federal income tax purposes. It is the opinion of Simpson Thacher & Bartlett LLP that Ares Management, L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. This opinion is based on and conditioned in part on certain assumptions and factual statements and representations and covenants made by Ares Management, L.P., including statements and representations as to the manner in which it intends to manage its affairs, the composition of its income, and that the general partner will ensure that it complies with the investment policies and procedures put in place to ensure that it meets the Qualifying Income Exception in each taxable year. Ares Management, L.P.'s eligibility to be treated as a partnership for U.S. federal income tax purposes depends upon its ability to meet, through its investment in various assets, the Qualifying Income Exception under U.S. federal income tax laws. Simpson Thacher & Bartlett LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, no assurance can be given that Ares Management, L.P.'s actual operating results allow it to satisfy the Qualifying Income Exception allowing it to be treated as a partnership for U.S. federal income tax laws in any taxable year. Further, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, the IRS may challenge the conclusion stated in any opinion, and the courts ultimately may sustain any such challenge.

        If Ares Management, L.P. fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (as discussed below), or if Ares Management, L.P. is required to register under the Advisers Act, under current law, Ares Management, L.P. will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the taxable year in which Ares Management, L.P. fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the unitholders in liquidation of their interests in Ares Management, L.P. This deemed contribution and liquidation should generally be tax-free to the unitholders so long as Ares Management, L.P.'s liabilities do not exceed its tax basis in its assets at the time of the deemed contribution and liquidation. Thereafter, Ares Management, L.P. would be treated as a corporation for U.S. federal income tax purposes.

        If Ares Management, L.P. were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, all items of its income, gain, loss, deduction and credit would be reflected only on its tax return and not passed through to the unitholders. Ares Management, L.P. would be subject to U.S. corporate income tax on its taxable income at regular corporate rates. Distributions made to the unitholders would be treated first, as taxable dividend income to the extent of Ares Management, L.P.'s current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the applicable holder's tax basis in the units, and thereafter, as capital gain. In addition, in the case of Non-U.S. Holders, income that Ares Management, L.P. receives with respect to its investments and then distributes as a dividend to unitholders may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a holder's after-tax return and thus could result in a substantial reduction of the value of the units.

        If at the end of any taxable year Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. may still qualify as a partnership if it is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent and (3) Ares Management, L.P. agrees to make such adjustments (including adjustments with respect to its unitholders) or to pay such amounts as are required by the IRS. It is unknown whether Ares Management, L.P. would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances and Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and Ares Management, L.P. retains its partnership status, either Ares Management, L.P. or the unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The remainder of this section assumes that Ares Management, L.P. and the Ares Operating Group entities will be treated as partnerships (or if wholly owned, entities disregarded as separate from their owners) for U.S. federal income tax purposes.

Taxation of Ares Holdings Inc. and Ares Offshore Holdings, Ltd.

        Ares Management, L.P. holds its interests in Ares Holdings and Ares Offshore through Ares Holdings Inc. and Ares Offshore Holdings, Ltd., respectively (together, the "Sub-holding Companies"). The Sub-holding Companies are taxable as corporations for U.S. federal income tax purposes and therefore Ares Management, L.P. will not be allocated the income, gain, loss, deduction or credit of entities Ares Management, L.P. holds through the Sub-holding Companies. Rather, distributions of cash or other property that a Sub-holding Company pays to Ares Management, L.P. in respect of its stock ownership of the Sub-holding Company will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the distributing Sub-holding Company. If the amount of a distribution by any Sub-holding Company exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of Ares Management, L.P.'s adjusted tax basis in the distributing Sub-holding Company's common stock, and thereafter will be treated as capital gain.

        As a partner, each of Ares Holdings Inc. and Ares Offshore Holdings. Ltd. will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Holdings and Ares Offshore, respectively. With respect to Ares Offshore Holdings. Ltd., we intend to operate Ares Offshore so as not to produce a material amount of income effectively connected with the conduct of a trade or business in the United States, or ECI, for U.S. federal income tax purposes. Assuming that Ares Offshore Holdings, Ltd.'s income is not treated as ECI, it will not be subject to U.S. federal income tax, with the exception of U.S. withholding tax on fixed, determinable, annual, periodical income.

Personal Holding Companies

        Ares Holdings, Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company (a "PHC") for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). We anticipate that it is unlikely that Ares Holdings, Inc. is or will become a PHC, however, there can be no assurance that it will not become a PHC following this offering or in the future.

        If Ares Holdings, Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax of 20% on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. If Ares Holdings, Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material, unless Ares Holdings, Inc. distributed the amount of such PHC income, which would generally reduce the PHC income subject to tax. There can be no assurance that if Ares Holdings, Inc. were to become a PHC, it would be able to distribute sufficient PHC income to avoid material PHC tax.

Certain State, Local and Non-U.S. Tax Matters Applicable to Ares Management, L.P. and its Subsidiaries

        Ares Management, L.P. and its subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which such entities transact business, own property or reside. Ares Management, L.P. may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of Ares Management, L.P. and the unitholders may not conform to the U.S. federal income tax treatment discussed herein, and such non-U.S. tax treatment may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by Ares Management, L.P. or its subsidiaries may not pass through to a unitholder as a credit against such holder's U.S. federal income tax liability.

Consequences to U.S. Holders of Units

General

        The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. Holder of units. Non-U.S. Holders should refer to "—Consequences to Non-U.S. Holders of Units."

        As a partnership for U.S. federal income tax purposes, Ares Management, L.P. will generally incur no U.S. federal income tax liability at the partnership level. Instead, in computing each U.S. Holder's U.S. federal, state and local income tax liability for a taxable year, such U.S. Holder will be required to take into account its allocable share of items of Ares Management, L.P.'s income, gain, loss, deduction and credit for each of Ares Management, L.P.'s taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions. The characterization of an item of income, gain, loss, deduction or credit so allocated generally will be determined at Ares Management, L.P.'s (rather than at the holder's) level.

        For U.S. federal income tax purposes, a U.S. Holder's allocable share of Ares Management, L.P.'s items of income, gain, loss, deduction and credit will be determined pursuant to our limited partnership agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the U.S. Holder's interest in Ares Management, L.P. Ares Management, L.P. believes that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with each U.S. Holder's interest in Ares Management, L.P., and our general partner prepares tax returns and information statements delivered to the IRS and to the U.S. Holders based on such allocations. If the IRS successfully challenges the allocations made pursuant to our limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in our limited partnership agreement.

        Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of Ares Management, L.P.'s investments, and may affect the timing of Ares Management, L.P.'s income, requiring Ares Management, L.P. to recognize (and, consequently, allocate to unitholders) taxable income or gain before any cash attributable to such income is received by Ares Management, L.P. and is available for distribution to unitholders. Accordingly, it is possible that the U.S. federal income tax liability with respect to a U.S. Holder's allocable share of Ares Management, L.P.'s income for a particular taxable year could exceed any cash distribution received for the year, which could require the U.S. Holder to pay any associated tax liability from other sources.

        In general, a U.S. Holder's tax basis in the units will equal the amount paid for such units, increased by Ares Management, L.P.'s items of income and gain allocated to such U.S. Holder and decreased (but not below zero) by the sum of (1) distributions to such U.S. Holder in respect of such units and (2) Ares Management, L.P.'s items of loss allocated to such U.S. Holder. In addition, a U.S. Holder's tax basis in the units will be adjusted from time to time to reflect such U.S. Holder's allocable share of Ares Management, L.P.'s liabilities, if any.

        U.S. Holders who purchase the units in separate transactions must combine the basis of all such units and maintain a single adjusted tax basis for all units held. Upon a sale or other disposition of less than all of such units, a portion of that tax basis must be allocated to the units sold. U.S. Holders should consult with their own advisers as to the proper method of allocating such tax basis in their individual circumstances.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to Ares Management, L.P. and that are allocable to such U.S. Holders may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United

States. In addition, a foreign corporation is treated as a qualified corporation with respect to shares that are readily tradable on an established securities market in the United States. It is not expected that Ares Offshore Holdings Ltd. will be a "qualified foreign corporation" for this purpose; however, it is possible that Ares Management, L.P. may hold, directly or indirectly, stock of qualified foreign corporations. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on (1) any dividends from a non-U.S. corporation that is a passive foreign investment company (a "PFIC") in the taxable year in which such dividend is paid or in the preceding taxable year, (2) any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to a dividend received by an entity that is a PFIC and in which the U.S. Holder holds a direct or indirect interest or (3) any Subpart F income inclusions (as described below). Prospective investors in the units should consult their own tax advisers regarding the application of the foregoing rules to their particular circumstances.

Limits on Deductions for Losses and Expenses

        The deductibility of a U.S. Holder's allocable share of Ares Management, L.P.'s losses will be limited to the tax basis in such units (adjusted as described above) and, if such U.S. Holder is an individual, estate, trust or corporate holder that is subject to the "at-risk" rules, to the amount for which such U.S. Holder is considered to be "at risk" with respect to Ares Management, L.P.'s activities, if that is less than such U.S. Holder's adjusted tax basis. In general, a U.S. Holder subject to the at-risk rules will be at risk to the extent of such holder's adjusted tax basis in the units, reduced by

  •
  the portion of that adjusted tax basis attributable to such holder's share of Ares Management, L.P.'s liabilities for which such U.S. Holder will not be personally liable; and

  •
  any amount of money borrowed to acquire or hold the units, if the lender of those borrowed funds owns an interest in Ares Management, L.P., is related to such holder or can look only to the units for repayment.

        A U.S. Holder's at risk amount generally will increase by such holder's allocable share of Ares Management, L.P.'s income and gain and will decrease by cash distributions to such holder as well as such holder's allocable share of losses. A U.S. Holder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a U.S. Holder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such holder's tax basis in its units. Upon the taxable disposition of a unit, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable. The at-risk rules are complex, and the application of these rules will depend, in part, on a U.S. Holder's individual circumstances. U.S. Holders should consult with their individual tax advisers regarding the limitations on the deductibility of losses under the at-risk rules.

        In addition, other provisions of the Code may limit or disallow any deduction for losses by a U.S. Holder or deductions associated with certain assets of Ares Management, L.P. in certain cases. U.S. Holders should consult with their tax advisers regarding their limitations on the deductibility of losses under applicable provisions of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither Ares Management, L.P. nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by Ares Management, L.P. to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        A U.S. Holder's share of Ares Management, L.P.'s interest expense is likely to be treated as "investment interest" expense. The deductibility of "investment interest" expense by non-corporate U.S. Holders is generally limited to the amount of such holder's "net investment income." A U.S. Holder's share of Ares Management, L.P.'s dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such U.S. Holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a U.S. Holder's share of Ares Management, L.P.'s interest expense.

        The computation of a U.S. Holder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. A U.S. Holder's net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. Certain of the operating expenses we pass through to a U.S. Holder may be treated as miscellaneous itemized deductions subject to the foregoing limitations. Accordingly, non-corporate U.S. Holders should consult their tax advisers with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by Ares Management, L.P. will not be taxable to a U.S. Holder to the extent of such holder's adjusted tax basis (determined as described above) in the units. Any cash distributions in excess of a U.S. Holder's adjusted tax basis will be considered to be gain from the sale or exchange of the units (described below). A reduction in a U.S. Holder's allocable share of Ares Management, L.P.'s liabilities (e.g., as a result of issuance of additional units), and certain distributions of marketable securities by Ares Management, L.P., are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Units

        A U.S. Holder will generally recognize gain or loss on a sale of units equal to the difference, if any, between the amount realized and such holder's adjusted tax basis in the units sold. The amount realized will be measured by the sum of the cash or the fair market value of other property received plus the transferred amount of such holder's share of Ares Management, L.P.'s liabilities, if any. Gain or loss recognized on the sale or exchange of a unit will generally be taxable as capital gain or loss and will be long-term capital gain or loss if the unit was held for more than one year on the date of such sale or exchange. Assuming Ares Management, L.P. has not made an election, referred to as a "QEF election," to treat Ares Management, L.P.'s interest in a PFIC as a "qualified exchange fund," or "QEF," gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See "—Passive Foreign Investment Companies" below. In addition, certain gain attributable to Ares Management, L.P.'s investment in a controlled foreign corporation, or "CFC," may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if Ares Management, L.P. holds debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        U.S. Holders who purchase units at different times and intend to sell all or a portion of their units within a year of their most recent purchase are urged to consult their tax advisers regarding the application of certain "split holding period" rules in their circumstances, and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Section 754 Election

        We have not made and currently do not intend to make the election permitted by Section 754 of the Internal Revenue Code with respect to us, Ares Investments or Ares Offshore. Ares Holdings intends to make such an election. The election is irrevocable without the consent of the IRS and generally requires the electing partnership to adjust the tax basis in its assets, or "inside basis," attributable to a transferee of interests in the electing partnership under Section 743(b) of the Internal Revenue Code to reflect the purchase price of such interests paid by the transferee. As a result of Ares Holdings making the Section 754 election, Ares Holdings Inc. will be required to adjust the basis in its assets attributable to interests in Ares Holdings acquired by Ares Holdings Inc. from the limited partners of Ares Holdings pursuant to the Exchange Agreement described under "Certain Relationships and Related Person Transactions, and Director Independence—Exchange Agreement" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. If, as intended, we do not make the Section 754 election with respect to us, no similar adjustment to basis in assets owned directly or indirectly by us attributable to units acquired by transferees would be made. Because we own our interests in Ares Holdings and Ares Offshore indirectly through Ares Holdings Inc. and Ares Offshore Holdings, Ltd., each a corporation for U.S. federal income tax purposes, there would be no adjustment to the inside basis for a transferee of units in respect of Ares Holdings or Ares Offshore regardless of whether a Section 754 election is made in respect of us, Ares Holdings or Ares Offshore.

        If no Section 754 election is made by us and Ares Investments, there will be no adjustment for the transferee of units, even if the purchase price of those units is higher than the units' share of the aggregate tax basis of our assets or the assets of Ares Investments immediately prior to the transfer. In that case, on a sale of any such asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if we and Ares Investments had made a Section 754 election.

        Even assuming no Section 754 election is made, if units are transferred at a time when we had a "substantial built-in loss" inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such units.

        The calculations under Section 754 of the Internal Revenue Code are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Foreign Tax Credit Limitations

        A U.S. Holder is generally entitled to a foreign tax credit with respect to such holder's allocable share of creditable non-U.S. taxes paid on Ares Management, L.P.'s non-U.S. income and gains (for the avoidance of doubt, foreign taxes paid by a corporate subsidiary of Ares Management, L.P. generally are not creditable non-U.S. taxes unless such holder is a corporation that satisfies certain ownership requirements). Complex rules may, depending on a U.S. Holder's particular circumstances, limit the availability or use of foreign tax credits. For example, gains from the sale of Ares Management, L.P.'s investments may be treated as U.S. source gains, which may limit the availability of foreign tax credits arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on such U.S. Holder's other income treated as derived from foreign sources (including other income and gain allocated by Ares Management, L.P.) and certain other requirements are satisfied. In addition, certain losses that Ares Management, L.P. incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available. A U.S. Holder may make an election to treat all foreign taxes paid as deductible expenses in computing taxable income, rather than as a credit against tax, subject to generally applicable limitations. The rules governing foreign tax credits are complex, and U.S. Holders should consult their own advisers about the availability of foreign tax credits, as well as the possibility of electing to treat foreign taxes paid as deductions, in their particular circumstances.

Uniformity of Units

        Because Ares Management, L.P. cannot match transferors and transferees of units, Ares Management, L.P. will adopt depreciation, amortization and other tax accounting positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of the units, and could have a negative impact on the value of the units or result in audits of and adjustments to a unitholder's U.S. federal tax returns.

Foreign Currency Gain or Loss

        Ares Management, L.P.'s functional currency will be the U.S. dollar, and Ares Management, L.P.'s income or loss will be calculated in U.S. dollars. It is likely that Ares Management, L.P. will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, any foreign currency gain or loss will be treated as ordinary income or loss for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        A U.S. Holder may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by such PFIC, is treated as though realized ratably over the shorter of a U.S. Holder's holding period of units or Ares Management, L.P.'s holding period for such PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge will be imposed on a U.S. Holder based on the amount of tax deemed deferred from prior years (i.e., the tax that would have been imposed if such income had been realized ratably over the relevant holding period described above) by such U.S. Holder.

        Ares Management, L.P. expects to make a QEF election where possible with respect to each entity treated as a PFIC to treat each such non-U.S. entity as a QEF in the first year Ares Management, L.P. holds shares in such entity and for which such entity is a PFIC with respect to Ares Management, L.P., although such election may not always be available. A QEF election generally is effective for Ares Management, L.P.'s taxable year for which the election is made and all subsequent taxable years, and may not be revoked without the consent of the IRS. If a QEF election is made with respect to Ares Management, L.P.'s interest in a PFIC, in lieu of the foregoing treatment, Ares Management, L.P. will be required to include in income each year that such foreign corporation is a PFIC a portion of the ordinary earnings and net capital gains of the QEF ("QEF Inclusions") even if not distributed to Ares Management, L.P., and such portions would in turn be allocated to unitholders in the same manner as any other item of income or gain. Thus, Ares Management, L.P. may be required to allocate to U.S. Holders an amount of taxable income as a result of QEF Inclusions without receiving any corresponding amounts of cash from the underlying PFIC for which the QEF election was made.

        However, a U.S. Holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity that is treated as a PFIC will not pass through to Ares Management, L.P. or to unitholders and may not be carried back or forward in computing such PFIC's ordinary earnings and net capital gain in other taxable years. Consequently, U.S. Holders may over time be taxed on amounts that, as an economic matter, exceed Ares Management, L.P.'s net profits. Ares Management, L.P.'s tax basis in the shares of such non-U.S. entities, and a U.S. Holder's basis in the units, will be increased to reflect QEF Inclusions. No portion of any QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation available to certain taxpayers in respect of certain types of income, such as qualified dividend income received by an individual U.S. Holder. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. Matters relating to QEF Inclusions, including the decision as to whether or not to defer payment of tax in respect of income or gain allocated from a QEF, are complex. U.S. Holders should consult their own tax advisers as to the manner in which QEF Inclusions affect a U.S. Holder's allocable share of Ares Management, L.P.'s income and a U.S. Holder's tax basis in the units.

        Alternatively, in the case of a PFIC that is a publicly traded entity (within the meaning of the PFIC rules), an election may be made to "mark-to-market" the stock of such entity on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the holder's allocable share of the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year, and a U.S. Holder may treat as ordinary loss the holder's allocable share of any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        Ares Management, L.P. may make certain investments through non-U.S. corporate subsidiaries, and such subsidiaries may be PFICs for U.S. federal income tax purposes. In addition, certain of Ares Management, L.P.'s investments could be in PFICs. Ares Management, L.P. can make no assurance that some of its investments will not be treated as held through a PFIC or as interests in PFICs, or that such PFICs will be eligible for the "mark-to-market" election, or that QEF elections can be made with respect to any such PFICs.

        If Ares Management, L.P. does not make a QEF or "mark-to-market" election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by Ares Management, L.P. of shares of such entity, gain on the disposition of units attributable to such entity by a U.S. Holder at a time when Ares Management, L.P. owns shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distributions were ordinary income earned ratably over the shorter of the period during which the holder held its units or the period during which Ares Management, L.P. held shares in such entity. For gain and excess distributions allocated to prior years, (1) the applicable tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. U.S. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and U.S. Shareholders own, directly or indirectly, on any day during the taxable year of such non-U.S. entity, more than 50% of (1) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (2) the total value of the stock of the non-U.S. entity. For purposes of this discussion, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person that owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        If Ares Management, L.P. is a U.S. Shareholder in a non-U.S. entity that is treated as a CFC for 30 consecutive days of such CFC's taxable year, each unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by Ares Management, L.P. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits (as determined for U.S. federal income tax purposes). These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC's Subpart F income allocated to such holder by Ares Management, L.P. without corresponding receipts of cash, and further may not benefit from capital gain treatment with respect to the portion of Ares Management, L.P.'s earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of Ares Management, L.P.'s shares of a CFC, and a U.S. Holder's tax basis in Ares Management, L.P.'s units, will be increased to reflect any required Subpart F income inclusions. Such income may be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See "—Consequences to U.S. Holders of Units—General."

        Regardless of whether any CFC has Subpart F income, any gain allocated to a U.S. Holder from Ares Management, L.P.'s disposition of stock in a CFC will be treated as ordinary income to the extent of such holder's allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by Ares Management, L.P. that is treated as a CFC will not pass through to a U.S. Holder. Moreover, a portion of a U.S. Holder's gain from the sale or exchange of a U.S. Holder's units may be treated as ordinary income based on their allocable share of the undistributed earnings and profits of any CFC of which Ares Management, L.P. is a U.S. shareholder at the time of such disposition.

        If a non-U.S. entity held by Ares Management, L.P. is classified as both a CFC and a PFIC during the time Ares Management, L.P. is a U.S. Shareholder of such non-U.S. entity, a U.S. Holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading "—Passive Foreign Investment Companies" above will not apply. If Ares Management, L.P.'s ownership percentage in a non-U.S. entity changes such that Ares Management, L.P. is not a U.S. Shareholder with respect to such non-U.S. entity, then unitholders may be subject to the PFIC rules. The interaction of these rules is complex. U.S. Holders should consult their own advisers as to the consequences of the CFC and PFIC rules in their individual circumstances.

        It is expected that Ares Offshore Holdings, Ltd. will be deemed a CFC subject to the above rules and, as such, each U.S. Holder will be required to include in income its allocable share of Ares Offshore Holdings, Ltd.'s Subpart F income reported by Ares Management, L.P. Additionally, there may be other entities owned by Ares Management, L.P., or in which it holds an interest, that may be treated as CFCs subject to the rules above.

Investment Structure

        To manage Ares Management, L.P.'s affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in Ares Management, L.P.'s limited partnership agreement, Ares Management, L.P. may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole judgment of Ares Management, L.P.'s general partner. As unitholders may be located in numerous taxing jurisdictions, there can be no assurance that any such investment structure will be beneficial to any or all unitholders to the same extent, and may even impose additional tax burdens on some unitholders. As discussed above, if the entity were a non-U.S. corporation, it may be considered a CFC or a PFIC subject to the rules described above. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to U.S. federal income tax, whether the entity is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local and Non-U.S. Jurisdictions Applicable to U.S. Holders

        In addition to the U.S. federal income tax consequences described above, a U.S. Holder may be subject to potential U.S. state and local taxes where the holder is a resident for tax purposes or in which Ares Management, L.P. has interests or entities, conduct activities or otherwise derives income. A U.S. Holder may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which Ares Management, L.P. either invests, owns interests or entities, conducts activities or otherwise derives income. Income or gains from investments held by Ares Management, L.P. may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If a U.S. Holder wishes to claim the benefit of an applicable income tax treaty, such U.S. Holder may be required to submit information to tax authorities in such jurisdictions. U.S. Holders should consult their own tax advisers regarding the U.S. state, local and non-U.S. tax consequences of an investment in Ares Management, L.P. in their individual circumstances.

Allocations of Income and Gain to Transferors and Transferees

        In general, Ares Management, L.P.'s taxable items of income, gain, loss, deduction and credit will be determined and apportioned among unitholders using conventions Ares Management, L.P. regards as consistent with applicable law. As a result of the application of such conventions, if a U.S. Holder transfers units, the transferor and transferee may be allocated income, gain, loss, deduction or credit realized by Ares Management, L.P. either before or after the date of such transfer.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and loss between transferors and transferees of partnership interests, it is not clear that Ares Management, L.P.'s allocation method complies with all of the requirements of Section 706. If Ares Management, L.P.'s convention were determined by the IRS to be impermissible, the IRS might contend that Ares Management, L.P.'s taxable income or loss must be reallocated among the unitholders. If such a contention were sustained, a U.S. Holder's tax liabilities might be adjusted, possibly resulting in an increase in overall tax due. Ares Management, L.P.'s general partner is authorized to revise Ares Management, L.P.'s method of allocation between transferors and transferees (as well as among unitholders whose interests otherwise vary during a taxable period).

Special Considerations for Regulated Investment Companies

        A U.S. corporation that is treated as a RIC for U.S. federal income tax purposes (e.g., mutual funds) generally is required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under the Code to maintain its favorable U.S. federal income tax status. The treatment of an investment by a RIC in units for purposes of these tests will depend on whether Ares Management, L.P. will be treated as a qualifying publicly traded partnership (a "QPTP"). If Ares Management, L.P. is treated as a QPTP, then the units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the units is relevant gross income for purposes of the 90% gross income test. If, however, Ares Management, L.P. is not treated as a QPTP, then the relevant assets are the RIC's allocable share of the underlying assets held by Ares Management, L.P. (and its subsidiary partnerships, to the extent such subsidiary partnerships are not themselves QPTPs) and the relevant gross income is the RIC's allocable share of the underlying gross income earned by Ares Management, L.P. and its subsidiaries. Whether Ares Management, L.P. will qualify as a QPTP depends on the exact nature of its future investments, but Ares does not expect to be treated as a QPTP. Moreover, there is no assurance that Ares Management, L.P. will operate such that at least 90% of the gross income from the underlying assets held by Ares Management, L.P. will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. In addition, as discussed above under "—Consequences to U.S. Holders of Units—General," Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in the units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes. This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are treated as RICs. U.S. Holders that are treated as RICs should consult their own tax advisers about the U.S. tax consequences of an investment in units in their particular circumstances.

Special Considerations for U.S. Tax-Exempt Entities

        A tax-exempt partner of a partnership generally must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership's gross income derived from a trade or business conducted by such partnership which is unrelated to the exempt function of the tax-exempt partner. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property).

        Ares Management, L.P. is under no obligation to minimize UBTI, and a U.S. Holder of the units that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may be subject to "unrelated business income tax" to the extent, if any, that its allocable share of Ares Management, L.P.'s income consists of UBTI.

        This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are tax-exempt organizations. Such holders should consult their tax advisers regarding the tax consequences of an investment in units in their particular circumstances.

Consequences to Non-U.S. Holders of Units

U.S. Income Tax Consequences

        In light of Ares Management, L.P.'s investment activities, it may be or may become engaged in a U.S. trade or business for U.S. federal income tax purposes, in which case some portion of Ares Management, L.P.'s income would be treated as effectively connected with the conduct of a trade or business within the United States, or "ECI," with respect to Non-U.S. Holders. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in units in such year, such Non-U.S. Holder generally would be (1) subject to withholding by Ares Management, L.P. on any actual distributions, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to Ares Management, L.P. and (3) required to pay U.S. federal income tax at the applicable U.S. federal income tax rates as if such Non-U.S. Holder were a U.S. Holder on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if Ares Management, L.P. were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

        If Ares Management, L.P. receives dividends from a U.S. corporation through the Ares Operating Group entities and their investment vehicles, each Non-U.S. Holder's allocable share of income from such dividends generally will be subject to U.S. withholding tax. Distributions may also be subject to withholding tax to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable, annual or periodical income under the Code. An exemption from, or a reduced rate of any such withholding may apply, by treaty or otherwise, if certain tax status information is provided by the applicable Non-U.S. Holder and any relevant conditions required under the Code and by the relevant tax treaty are satisfied. If such information is not provided, and a Non-U.S. Holder would not be subject to U.S. tax based upon such holder's tax status or would be eligible for a reduced rate of U.S. withholding tax, such holder may need to take additional steps to receive a credit or refund of any excess withholding tax paid on such holder's account, which may include the filing of a non-resident U.S. income tax return with the IRS. If a Non-U.S. Holder that is a foreign corporation fails to file a U.S. federal income tax return when required, such foreign corporation could lose the benefit of certain tax attributes, such as net operating loss carryforwards allocated to such foreign corporation by Ares Management, L.P. Among other limitations, if a Non-U.S. Holder resides in a treaty jurisdiction which does not treat Ares Management, L.P. as a pass-through entity, a Non-U.S. Holder may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on such holder's account. Non-U.S. Holders should consult their own tax advisers regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that (1) has an office or fixed place of business in the United States., (2) is present in the United States for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding interests in Ares Management, L.P. in connection with its U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisers regarding the application of these special rules in their individual circumstances.

Surtax on Unearned Income

        A 3.8% surtax is imposed on the "net investment income" of certain holders of units who are U.S. citizens or resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally would include a holder's allocable share of Ares Management, L.P.'s net gains from dispositions of investment property and net income from interest and dividends, less deductions allocable to such income. In addition, "net investment income" may include gain from the sale, exchange or other taxable disposition of units, less certain deductions. It is anticipated that a substantial portion of the net income and gain attributable to an investment in the units will be included in a unitholder's "net investment income" subject to this surtax. Unitholders should consult their own tax advisers regarding the application of this surtax in their individual circumstances.

Administrative Matters

Taxable Year

        Ares Management, L.P. uses the calendar year as Ares Management, L.P.'s taxable year for U.S. federal income tax purposes. Under certain circumstances which Ares Management, L.P. currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner and Partnership Representative

        Ares Management, L.P.'s general partner will act as Ares Management, L.P.'s "tax matters partner" for taxable years ending on or before December 31, 2017 and as Ares Management, L.P.'s "partnership representative" for years beginning after December 31, 2017. As the tax matters partner or partnership representative, as applicable, the general partner will have the authority, subject to certain restrictions, to act on Ares Management, L.P.'s behalf in connection with any administrative or judicial review of Ares Management, L.P.'s items of income, gain, loss, deduction or credit.

Information Returns

        Ares Management, L.P. has agreed to furnish to each unitholder, as soon as reasonably practicable after the close of each taxable year, tax information (including Schedule K-1), which describes on a U.S. dollar basis such holder's share of Ares Management, L.P.'s income, gain, loss, deduction and credit for Ares Management, L.P.'s preceding taxable year. It will most likely require longer than 90 days after the end of Ares Management, L.P.'s fiscal year to obtain the requisite information from all lower-tier entities. Consequently, unitholders who are U.S. taxpayers or otherwise required to file U.S. tax returns should anticipate the need to file annually with the IRS (and, if applicable, certain states) a request for an extension past the applicable due date of their income tax return for the taxable year. In addition, each unitholder generally is required to file U.S. tax returns consistently with the information provided by Ares Management, L.P. for the taxable year for all relevant tax purposes.

        In preparing this information, Ares Management, L.P. will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine such holder's share of income, gain, loss, deduction and credit. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to such holder's income or loss and could result in an increase in overall tax due.

        Ares Management, L.P. may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year's tax liability and possibly may result in an audit of such holder's own tax return. Any audit of such holder's tax return could result in adjustments not related to Ares Management, L.P.'s tax returns as well as those related to Ares Management, L.P.'s tax returns, and could result in an increase in overall tax due.

Tax Shelter Regulations

        If Ares Management, L.P. were to engage in a "reportable transaction," it (and possibly unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in Ares Management, L.P. may be considered a "reportable transaction" if, for example, Ares Management, L.P. recognizes certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction.

        Moreover, if Ares Management, L.P. were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a unitholder may be subject to (1) significant accuracy-related penalties with a broad scope, (2) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability and (3) in the case of a listed transaction, an extended statute of limitations.

        Unitholders should consult their tax advisers concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in Ares Management, L.P.

Constructive Termination

        Subject to the electing large partnership rules described below, Ares Management, L.P. will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Ares Management, L.P.'s capital and profits within a 12-month period.

        Ares Management, L.P.'s termination would result in the close of its taxable year for all of the unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending on Ares Management, L.P.'s year-end, the closing of Ares Management, L.P.'s taxable year may result in more than 12 months of Ares Management, L.P.'s taxable income or loss being includable in the holder's taxable income for the year of termination. Ares Management, L.P. would be required to make new tax elections after a termination. A termination could also result in penalties if Ares Management, L.P. were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Ares Management, L.P. to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the unitholders, and such Schedules K-1 would have to be provided to the unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent Ares Management, L.P. from suffering a "technical termination" (which would close Ares Management, L.P.'s taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of Ares Management, L.P.'s total interests. It is possible Ares Management, L.P. might make such an election, if eligible. If Ares Management, L.P. makes such election, IRS audit adjustments will flow through to the unitholders for the year in which the adjustments take effect, rather than the unitholders in the year to which the adjustment relates. In addition, Ares Management, L.P., rather than the unitholders individually, generally will be directly liable for any interest and penalties that result from an audit adjustment. Such interest and penalties would reduce the amount of cash available for distribution to unitholders.

Withholding and Backup Withholding

        For each calendar year, Ares Management, L.P. will report to a unitholder and the IRS the amount of distributions Ares Management, L.P. made to such holder and the amount of U.S. federal income tax (if any) that Ares Management, L.P. withheld on those distributions. The proper application to Ares Management, L.P. of certain rules for withholding (applicable to certain dividends, interest and similar items) is unclear. Because the documentation Ares Management, L.P. receives may not properly reflect the identities of partners at any particular time (in light of possible sales of the units), Ares Management, L.P. may over-withhold or under-withhold with respect to a particular unitholder. For example, Ares Management, L.P. may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of Ares Management, L.P.'s income was not properly allocable to such Non-U.S. Holder, and the amount withheld should have been less than the actual amount withheld in which case such holder would be entitled to a credit against such holder's U.S. tax liability, but if the withholding exceeded such holder's U.S. tax liability, such holder would have to apply for a refund to obtain the benefit of the excess amount withheld. Similarly, Ares Management, L.P. may fail to withhold tax on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding tax should have been imposed. In that event, Ares Management, L.P. intends to pay the under-withheld amount to the IRS, and Ares Management, L.P. may treat such under-withholding amount as an expense that will be borne by all partners on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, the unitholders may be subject to backup withholding at the then-applicable rate with respect to distributions paid unless: (1) such holder is a corporation or comes within another exempt category and demonstrates this fact when required or (2) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If a unitholder is an exempt holder, such holder should indicate such holder's exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8 or similar IRS withholding certificate. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a unitholder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund.

        If a unitholder does not timely provide Ares Management, L.P. (or the clearing agent or other intermediary, as appropriate) with IRS Form W-9, W-8BEN, W-8BEN-E or similar IRS withholding certificate, as applicable, or such form is not properly completed, Ares Management, L.P. may become subject to U.S. backup withholding in excess of what would have been imposed had Ares Management, L.P. received certifications from all investors. Such excess U.S. backup withholding may be treated by Ares Management, L.P. as an expense that will be borne by all unitholders on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

FATCA Withholding Requirements

        Under FATCA, as well as final regulations and other administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, or gross proceeds paid after December 31, 2018 from the sale of any property of a type which can produce interest or dividends from sources within the United States to (i) a foreign financial institution (which for these purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or qualifies under an intergovernmental agreement and satisfies the conditions in it or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Unitholders are encouraged to consult their own tax advisers regarding the possible implications of FATCA on their investment in the units.

Nominee Reporting

        Persons who hold an interest, directly or indirectly, in Ares Management, L.P. as a nominee for another person are required to furnish to Ares Management, L.P.:

          a)    the name, address and taxpayer identification number of the beneficial owner and the nominee;

          b)    whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (3) a tax-exempt entity;

          c)     the amount and description of the units held, acquired or transferred for the beneficial owner; and

          d)    specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to Ares Management, L.P. The nominee is also required to supply the beneficial owner of the units with the information furnished to Ares Management, L.P. These reporting requirements are in addition to any other reporting requirements under the Code, including any possible FATCA reporting required as discussed above under "—FATCA Withholding Requirements."

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our units. In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which Ares Management, L.P. operates could result in it or the unitholders having to pay additional taxes. We and our unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

Partnership Audits

        With respect to partnership tax returns for taxable years beginning after December 31, 2017, unless the partnership qualifies for and affirmatively elects an alternative procedure, the partnership will be required to pay tax (including interest and penalties) with respect to any adjustments to the amount of income, gain, loss deduction or other tax items of the partnership or to the allocation of such items among its partners. Under an elective alternative procedure, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If a partnership elects the alternative procedure for a given adjustment, the amount of taxes for which its partners would be liable would be increased by any applicable penalties and a special interest charge. There can be no assurance that Ares Management, L.P. will be eligible to make such an election or that we will, in fact, make such an election for any given adjustment. If we do not or are not able to make such an election, then (1) our then-current unitholders, in the aggregate, could indirectly bear income tax liabilities in excess of the aggregate amount of taxes that would have been due had we elected the alternative procedure, and (2) a given unitholder may indirectly bear taxes attributable to income allocable to other unitholders or former unitholders, including taxes (as well as interest and penalties) with respect to periods prior to such holder's ownership of units. Amounts available for distribution to our unitholders may be reduced as a result of our obligation to pay any taxes associated with an adjustment. Many issues and the overall effect of an audit on us are uncertain, and unitholders should consult their own tax advisers regarding these audit rules.

        THE TAX MATTERS RELATING TO ARES MANAGEMENT, L.P. AND THE UNITHOLDERS ARE EXTREMELY COMPLEX, ARE SUBJECT TO VARYING INTERPRETATIONS AND ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES IN TAX LAW WILL VARY WITH A HOLDER'S PARTICULAR CIRCUMSTANCES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE OWNERSHIP AND DISPOSITION OF UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. OWNERSHIP AND DISPOSITION OF UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

 LEGAL MATTERS

        The validity of the units will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP, New York, New York, have provided tax opinions regarding specified tax matters.

 EXPERTS

        The consolidated financial statements of Ares Management, L.P. appearing in Ares Management, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Ares Management, L.P.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the units covered by this prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and before the date that the offering of the units covered by this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 27, 2017 (File No. 001-36429);

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  Current Report on Form 8-K, filed on January 3, 2017 (File No. 001-36429);

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  Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on April 28, 2014;

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  The description of our 7.00% Series A Preferred Units representing limited partner interests contained in our registration statement on Form 8-A (File No. 001-36429) filed on June 9, 2016 (and any subsequently filed amendments and reports filed for the purpose of updating such description); and

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  All documents filed, but not furnished, by Ares Management, L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the termination of the offering to which this prospectus relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Ares Management, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. You also may contact us at (310) 201-4100 or visit our website at http://www.aresmgmt.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus.